$150,000,000

AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

Dated as of August 18, 2009

among

CONSUMERS ENERGY COMPANY,
as the Company,

THE FINANCIAL INSTITUTIONS NAMED HEREIN,
as the Banks,

UNION BANK, N.A.,
as Agent,

BARCLAYS BANK PLC, DEUTSCHE BANK SECURITIES INC.
AND THE ROYAL BANK OF SCOTLAND PLC,
as Co-Syndication Agents,

and

BNP PARIBAS,
as Documentation Agent

UNION BANK, N.A.,
as Sole Lead Arranger and Sole Bookrunner

CH1 4720954v.9

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS
1.1 1.2 1.3	Definitions Interpretation Accounting Terms

ARTICLE II THE ADVANCES
2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9 2.10 2.11 2.12 2.13 2.14 2.15
Commitment
Repayment
Ratable Loans
Types of Advances
Fees and Changes in Commitments
Minimum Amount of Advances
Optional Principal Payments
Method of Selecting Types and Interest Periods for New Advances
Conversion and Continuation of Outstanding Advances
Interest Rates, Interest Payment Dates
Rate after Maturity
Method of Payment; Sharing Set-Offs
Bonds; Record-keeping; Telephonic Notices
Lending Installations
Non-Receipt of Funds by the Agent

ARTICLE III LETTER OF CREDIT FACILITY
3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8	Issuance Participations Notice LC Fees Administration; Reimbursement by Banks Reimbursement by Company Obligations Absolute Actions of LC Issuers

3.9	Indemnification

3.10	Banks’ Indemnification

3.11	Rights as a Bank

ARTICLE IV CHANGE IN CIRCUMSTANCES
4.1 4.2 4.3 4.4 4.5 4.6 4.7	Yield Protection Replacement of Banks Availability of Eurodollar Rate Loans Funding Indemnification Taxes Bank Certificates, Survival of Indemnity Defaulting Banks

ARTICLE V REPRESENTATIONS AND WARRANTIES
5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13 5.14 5.15
Incorporation and Good Standing
Corporate Power and Authority: No Conflicts
Governmental Approvals
Legally Enforceable Agreements
Financial Statements
Litigation
Margin Stock
ERISA
Insurance
Taxes
Investment Company Act
Bonds
Disclosure
OFAC
Delivery of Documents

ARTICLE VI AFFIRMATIVE COVENANTS
6.1 6.2 6.3 6.4 6.5 6.6 6.7 6.8 6.9 6.10
Payment of Taxes, Etc
Maintenance of Insurance
Preservation of Corporate Existence, Etc
Compliance with Laws, Etc
Visitation Rights
Keeping of Books
Reporting Requirements
Use of Proceeds
Maintenance of Properties, Etc
Bonds

ARTICLE VII NEGATIVE COVENANTS
7.1 7.2 7.3 7.4 7.5 7.6 7.7	Liens Sale of Assets Mergers, Etc Compliance with ERISA Change in Nature of Business Off-Balance Sheet Liabilities Transactions with Affiliates

ARTICLE VIII FINANCIAL COVENANT
ARTICLE IX EVENTS OF DEFAULT
9.1 9.2	Events of Default Remedies

ARTICLE X WAIVERS, AMENDMENTS AND REMEDIES
10.1 10.2	Amendments Preservation of Rights

ARTICLE XI CONDITIONS PRECEDENT
11.1 11.2	Effectiveness of this Agreement Each Credit Extension

ARTICLE XII GENERAL PROVISIONS
12.1 12.2 12.3 12.4 12.5 12.6 12.7 12.8 12.9 12.10 12.11 12.12 12.13 12.14 12.15 12.16 12.17
Successors and Assigns
Survival of Representations
Governmental Regulation
Taxes
Choice of Law
Headings
Entire Agreement
Expenses; Indemnification
Severability of Provisions
Setoff
Ratable Payments
Nonliability
Other Agents
USA Patriot Act
Electronic Delivery
Amendment and Restatement
Confidentiality

ARTICLE XIII THE AGENT
13.1 13.2 13.3 13.4 13.5 13.6 13.7 13.8 13.9 13.10 13.11 13.12
Appointment
Powers
General Immunity
No Responsibility for Recitals, Etc
Action on Instructions of Banks
Employment of Agents and Counsel
Reliance on Documents; Counsel
Agent’s Reimbursement and Indemnification
Rights as a Bank
Bank Credit Decision
Successor Agent
Agent and Arranger Fees

ARTICLE XIV NOTICES
14.1 14.2	Giving Notice Change of Address

ARTICLE XV COUNTERPARTS

ARTICLE XVI RELEASE OF BONDS

SCHEDULES

Schedule 1 Schedule 2 EXHIBITS	Pricing Schedule Commitment Schedule

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E	Required Opinions from James E. Brunner, Esq., General Counsel of the Company
Form of Compliance Certificate
Form of Assignment and Assumption Agreement
Terms of Subordination (Junior Subordinated Debt)
Terms of Subordination (Guaranty of Hybrid Equity
Securities/Hybrid Preferred Securities)

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of August 18, 2009, is among CONSUMERS ENERGY COMPANY, a Michigan corporation (the “Company”), the financial institutions listed on the signature pages hereof (together with their respective successors and assigns, the “Banks”) and UNION BANK, N.A. (formerly Union Bank of California, N.A.), as Agent.

W I T N E S S E T H:

WHEREAS, the Company, the Banks and the Agent are parties to Existing Credit Agreement (as defined herein) pursuant to which, among other things, the Banks agreed to enter, subject to the terms and conditions set forth therein, into a credit facility in an aggregate amount of $150,000,000;

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement pursuant to the terms and conditions of this Agreement; and

WHEREAS, the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement shall have the effect of a substitution of terms of the Existing Credit Agreement, but will not have the effect of causing a novation, refinancing or other repayment of the “Obligations” of the Company under and as defined in the Existing Credit Agreement (hereinafter, the “Original Obligations”), which Original Obligations shall remain repayable pursuant to the terms of this Agreement (it being understood and agreed that no “Loans” or “Reimbursement Obligations” under and as defined in the Existing Credit Agreement remain outstanding as of the Amendment Effective Date);

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. As used in this Agreement:

“Accounting Changes” – see Section 1.3.

“Administrative Questionnaire” means an administrative questionnaire, substantially in the form supplied by the Agent, completed by a Bank and furnished to the Agent in connection with this Agreement.

“Advance” means a group of Loans made by the Banks hereunder of the same Type, made, converted or continued on the same day and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Union Bank, in its capacity as administrative agent for the Banks pursuant to Article XIII, and not in its individual capacity as a Bank, and any successor Agent appointed pursuant to Article XIII.

“Aggregate Commitment” means the aggregate amount of the Commitments of all Banks.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Banks.

“Agreement” means this Amended and Restated Revolving Credit Agreement, as amended from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Reference Rate for such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (iii) except during a period when the Eurodollar Rate is unavailable pursuant to Section 4.3, the sum of the Eurodollar Rate as quoted (for an Interest Period of one month) plus 1.00% .

“Amendment Effective Date” means August 18, 2009.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in Schedule 1.

“Arranger” means Union Bank.

“Assignment Agreement” – see Section 12.1(e).

“Available Aggregate Commitment” means, at any time, the Available Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Available Commitment” means, at any time, the lesser of (i) the Aggregate Commitment and (ii) the face amount of the Bonds.

“Banks” – see the preamble.

“Base Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the per annum interest rate determined by the offered rate per annum at which deposits in U.S. dollars, for a period equal or comparable to such Interest Period, appears on page 3750 (or any successor page) of the Dow Jones Market Service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or in the event such offered rate is not available from the Dow Jones Market Service page, the average rate offered on deposits in U.S. dollars, for a period equal or comparable to such Interest Period, to the Agent by prime banks in the London interbank market at approximately 11:00 a.m. (London time), two Business Days prior to the first day of such Interest Period, and in an amount substantially equal to the amount of Union Bank’s relevant Eurodollar Rate Loan for such Interest Period (or, in the event that Union Bank is not a Bank hereunder, in the amount of $5,000,000).

“Bond Delivery Agreement” means that certain Bond Delivery Agreement, dated as of the Original Closing Date, between the Company and the Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Bonds” means the series of interest-bearing First Mortgage Bonds created under the Supplemental Indenture and issued in favor of the Agent.

“Borrowing Date” means a date on which a Credit Extension is made hereunder.

“Borrowing Notice” – see Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York and Los Angeles, California for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York and Los Angeles, California for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Lease” means any lease which has been or would be capitalized on the books of the lessee in accordance with GAAP.

“CMS” means CMS Energy Corporation, a Michigan corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Shortfall Amount” – see Section 9.2.

“Commitment” means, for each Bank, the obligation of such Bank to make Loans to, and participate in Facility LCs issued upon the application of, the Company in an aggregate amount not exceeding the amount set forth on Schedule 2 or as set forth in any Assignment Agreement that has become effective pursuant to Section 12.1, as such amount may be modified from time to time.

“Commitment Fee” – see Section 2.5.

“Commitment Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the Unused Commitment as set forth in Schedule 1.

“Company” – see the preamble.

“Consolidated Subsidiary” means any Subsidiary the accounts of which are or are required to be consolidated with the accounts of the Company in accordance with GAAP.

“Credit Documents” means this Agreement, the Facility LC Applications (if any), the Supplemental Indenture, the Bond Delivery Agreement, the Proposal Letter, any promissory note issued pursuant to Section 2.13(a) and the Bonds.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Debt” means, with respect to any Person, and without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not overdue), (c) liabilities for accumulated funding deficiencies (prior to the effectiveness of the applicable provisions of the Pension Protection Act of 2006 with respect to a Plan) and liabilities for failure to make a payment required to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA (on and after the effectiveness of the applicable provisions of the Pension Protection Act of 2006 with respect to a Plan), (d) all liabilities arising in connection with any withdrawal liability under ERISA to any Multiemployer Plan, (e) all obligations of such Person arising under acceptance facilities, (f) all obligations of such Person as lessee under Capital Leases, (g) all obligations of such Person arising under any interest rate swap, “cap”, “collar” or other hedging agreement; provided that for purposes of the calculation of Debt for this clause (g) only, the actual amount of Debt of such Person shall be determined on a net basis to the extent such agreements permit such amounts to be calculated on a net basis, and (h) all guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations of such Person to assure a creditor against loss (whether by the purchase of goods or services, the provision of funds for payment, the supply of funds to invest in any Person or otherwise) in respect of indebtedness or obligations of any other Person of the kinds referred to in clauses (a) through (g) above.

“Declining Bank” – see Section 12.15(a).

“Default” means an event which but for the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Bank” means any Bank, as reasonably determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Facility LC (and any Modifications thereof) within three (3) Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) notified the Company, the Agent, the LC Issuer or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Facility LC (provided that if such Bank shall subsequently provide such confirmation it shall no longer be a Defaulting Bank), (d) otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within three Business (3) Days of the date when due, unless the subject of a good faith dispute, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that (i) if a Bank would be a “Defaulting Bank” solely by reason of events relating to a parent company of such Bank or solely because a governmental authority has been appointed as receiver, conservator, trustee or custodian for such Bank, in each case as described in clause (e) above, the Agent may, in its discretion, determine that such Bank is not a “Defaulting Bank” if and for so long as the Agent is satisfied that such Bank will continue to perform its funding obligations hereunder, (ii) subject to Section 4.7(e), the Agent, the Company and the LC Issuers, by joint notice to the Banks, may declare that a Defaulting Bank is no longer a “Defaulting Bank” if the Agent, the Company and the LC Issuers each determines, in its sole respective discretion, that the circumstances that resulted in such Bank becoming a “Defaulting Bank” no longer apply, and (iii) a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of voting stock or any other equity interest in such Bank or a parent company thereof by a governmental authority or an instrumentality thereof.

“Designated Officer” means the Chief Financial Officer, the Treasurer, an Assistant Treasurer, any Vice President in charge of financial or accounting matters or the principal accounting officer of the Company.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any governmental agency or authority relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Substance or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substance, (c) exposure to any Hazardous Substance, (d) the release or threatened release of any Hazardous Substance into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.

“Eurodollar Advance” means an Advance consisting of Eurodollar Rate Loans.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, an interest rate per annum equal to the sum of (i) the quotient obtained by dividing (a) the Base Eurodollar Rate applicable to such Interest Period by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Eurodollar Rate Loan” means a Loan which bears interest by reference to the Eurodollar Rate.

“Event of Default” means an event described in Article IX.

“Excluded Taxes” means, in the case of each Bank, LC Issuer or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Bank, such LC Issuer or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s, such LC Issuer’s or such Bank’s principal executive office or such Bank’s or such LC Issuer’s applicable Lending Installation is located.

“Existing Credit Agreement” means that certain Revolving Credit Agreement dated as of September 11, 2008, among the Company, the financial institutions named as banks therein, Union Bank, as the agent and as LC issuer, Barclays Bank PLC, The Royal Bank of Scotland plc and UBS Loan Finance LLC, as co-syndication agents and Deutsche Bank Trust Company Americas, as documentation agent, as amended, restated, supplemented or otherwise modified prior to the date hereof.

“Facility LC” – see Section 3.1.

“Facility LC Application” – see Section 3.3.

“Facility LC Collateral Account” means a special, interest-bearing account maintained (pursuant to arrangements satisfactory to the Agent) at the Agent’s office at the address specified pursuant to Article XIV, which account shall be in the name of the Company but under the sole dominium and control of the Agent, for the benefit of the Banks.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (Los Angeles, California time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“First Mortgage Bonds” means bonds issued by the Company pursuant to the Indenture.

“Fitch” means Fitch Inc. or any successor thereto.

“Floating Rate” means, with respect to a Floating Rate Advance, an interest rate per annum equal to (i) the Alternate Base Rate plus (ii) the Applicable Margin, changing when and as the Alternate Base Rate or the Applicable Margin changes.

“Floating Rate Advance” means an Advance consisting of Floating Rate Loans.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“FMB Release Date” means the date on which the Bonds are released pursuant to Article XVI.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Amendment Effective Date, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 5.5 (except, for purposes of the financial statements required to be delivered pursuant to Sections 6.7(b) and (c), for changes concurred in by the Company’s independent public accountants).

“Hazardous Substance” means any waste, substance or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

“Hybrid Equity Securities” means securities issued by the Company or a Hybrid Equity Securities Subsidiary that (i) are classified as possessing a minimum of at least two of the following: (x) “intermediate equity content” by S&P; (y) “Basket C equity credit” by Moody’s; and (z) “50% equity credit” by Fitch and (ii) require no repayment, prepayment, mandatory redemption or mandatory repurchase prior to the date that is at least 91 days after the later of the termination of the Commitments and the repayment in full of all Obligations.

“Hybrid Equity Securities Subsidiary” means any Delaware business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of the Company) at all times by the Company or a wholly-owned direct or indirect Subsidiary of the Company, (ii) that has been formed for the purpose of issuing Hybrid Equity Securities and (iii) substantially all of the assets of which consist at all times solely of Junior Subordinated Debt issued by the Company or a wholly-owned direct or indirect Subsidiary of the Company (as the case may be) and payments made from time to time on such Junior Subordinated Debt.

“Hybrid Preferred Securities” means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics:

(i) such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to the Company or a wholly-owned direct or indirect Subsidiary of the Company in exchange for Junior Subordinated Debt issued by the Company or such wholly-owned direct or indirect Subsidiary, respectively;

(ii) such preferred securities contain terms providing for the deferral of interest payments corresponding to provisions providing for the deferral of interest payments on such Junior Subordinated Debt; and

(iii) the Company or a wholly-owned direct or indirect Subsidiary of the Company (as the case may be) makes periodic interest payments on such Junior Subordinated Debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the preferred securities.

“Hybrid Preferred Securities Subsidiary” means any Delaware business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of the Company) at all times by the Company or a wholly-owned direct or indirect Subsidiary of the Company, (ii) that has been formed for the purpose of issuing Hybrid Preferred Securities and (iii) substantially all of the assets of which consist at all times solely of Junior Subordinated Debt issued by the Company or a wholly-owned direct or indirect Subsidiary of the Company (as the case may be) and payments made from time to time on such Junior Subordinated Debt.

“Indenture” means the Indenture, dated as of September 1, 1945, as supplemented and amended from time to time, from the Company to The Bank of New York Mellon, as successor trustee.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months, or such shorter period agreed to by the Company and the Banks, commencing on a Business Day selected by the Company pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter (or such shorter period agreed to by the Company and the Banks); provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month (or such shorter period, as applicable), such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month (or such shorter period, as applicable). If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. The Company may not select any Interest Period that ends after the scheduled Termination Date.

“Junior Subordinated Debt” means any unsecured Debt of the Company or a Subsidiary of the Company that is (i) issued in exchange for the proceeds of Hybrid Equity Securities or Hybrid Preferred Securities and (ii) subordinated to the rights of the Banks hereunder and under the other Credit Documents pursuant to terms of subordination substantially similar to those set forth in Exhibit D, or pursuant to other terms and conditions satisfactory to the Majority Banks.

“LC Fee” – see Section 3.4.

“LC Issuer” means any Bank designated by the Company that (i) agrees to be an issuer of Facility LCs hereunder and (ii) is approved by the Agent (such approval not to be unreasonably withheld or delayed).

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” – see Section 3.5.

“Lending Installation” means any office, branch, subsidiary or Affiliate of a Bank.

“Lien” means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Loan” – see Section 2.1.

“Majority Banks” means, as of any date of determination, Banks in the aggregate having more than 50% of the Aggregate Commitment as of such date or, if the Aggregate Commitment has been terminated, Banks in the aggregate holding more than 50% of the aggregate unpaid principal amount of the Aggregate Outstanding Credit Exposure as of such date.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the financial condition or results of operations of the Company and its Consolidated Subsidiaries, taken as a whole, (b) the Company’s ability to perform its obligations under any Credit Document or (c) the validity or enforceability of any Credit Document or the rights or remedies of the Agent or the Banks thereunder.

“Modify” and “Modification” – see Section 3.1.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any sale or issuance of securities or incurrence of Debt by any Person, the excess of (i) the gross cash proceeds received by or on behalf of such Person in respect of such sale, issuance or incurrence (as the case may be) over (ii) customary underwriting commissions, auditing and legal fees, printing costs, rating agency fees and other customary and reasonable fees and expenses incurred by such Person in connection therewith.

“Net Worth” means, with respect to any Person, the excess of such Person’s total assets over its total liabilities, total assets and total liabilities each to be determined in accordance with GAAP consistently applied, excluding from the determination of total assets (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt, and (iii) any item not included in clause (i) or (ii) above, that is treated as an intangible asset in conformity with GAAP.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all other obligations of the Company to the Banks or to any Bank, any LC Issuer or the Agent arising under the Credit Documents.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capital Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person, but excluding from this clause (iv) Operating Leases.

“Operating Lease” of a Person means any lease of Property (other than a Capital Lease) by such Person as lessee.

“Original Closing Date” means September 11, 2008.

“Original Obligations” – see preamble.

“Other Taxes” – see Section 4.5(b).

“Outstanding Credit Exposure” means, as to any Bank at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

“Payment Date” means the second Business Day of each calendar quarter occurring after the Amendment Effective Date.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Plan” means any employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Company or any ERISA Affiliate and covered by Title IV of ERISA.

“Plan Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Company or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC or to appoint a trustee to administer any Plan.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Proposal Letter” – see Section 13.12.

“Pro Rata Share” means, with respect to a Bank, a portion equal to (i) a fraction the numerator of which is such Bank’s Commitment and the denominator of which is the Aggregate Commitment and (ii) after the Commitments of all of the Banks have terminated, a fraction the numerator of which is the Outstanding Credit Exposure for such Bank, and the denominator of which is the Aggregate Outstanding Credit Exposure at such time; provided, that in the case of Section 4.7(c)(i), when a Defaulting Bank shall exist the Commitment or Outstanding Credit Exposure, as applicable, of such Defaulting Bank shall be disregarded when calculating such Bank’s “Pro Rata Share”.

“Reference Rate” means the variable rate of interest per annum announced publicly by Union Bank in its San Francisco, California office from time to time as its “reference rate”. Such “reference rate” is set by Union Bank as a general reference rate of interest, taking into account such factors as Union Bank may deem appropriate, it being understood that many of Union Bank’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Union Bank may make various commercial or other loans at rates of interest having no relationship to such rate. For purposes of this Agreement, each change in the Reference Rate shall be effective as of the opening of business on the date announced as the effective date of any change in such “reference rate”.

“Regulation D” means Regulation D of the FRB from time to time in effect and shall include any successor or other regulation or official interpretation of the FRB relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the FRB from time to time in effect and shall include any successor or other regulation or official interpretation of the FRB relating to the extension of credit by banks, non-banks and non-broker-dealers for the purpose of purchasing or carrying margin stocks.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Company then outstanding under Article III to reimburse the applicable LC Issuer for amounts paid by such LC Issuer in respect of any one or more drawings under Facility LCs issued by such LC Issuer.

“Reportable Event” has the meaning assigned to that term in Title IV of ERISA.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“S&P” means Standard and Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“SEC” means the Securities and Exchange Commission or any governmental authority which may be substituted therefor.

“Securitized Bonds” means nonrecourse bonds or similar asset-backed securities issued by a special-purpose Subsidiary of the Company which are payable solely from specialized charges authorized by the utility commission of the relevant state in connection with the recovery of (x) stranded regulatory costs, (y) stranded clean air and pension costs and (z) other “Qualified Costs” (as defined in M.C.L. §460.10h(g)) authorized to be securitized by the Michigan Public Service Commission.

“Senior Debt” means the First Mortgage Bonds.

“Single Employer Plan” means a Plan maintained by the Company or any ERISA Affiliate for employees of the Company or any ERISA Affiliate.

“Subsidiary” means, as to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other Persons performing similar functions are at the time owned directly or indirectly by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Supplemental Indenture” means that certain Supplemental Indenture, dated as of the Original Closing Date, between the Company and The Bank of New York Mellon, as successor trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Termination Date” means the earlier of (i) August 17, 2010 and (ii) the date on which the Commitments are terminated.

“Total Consolidated Capitalization” means, at any date of determination, without duplication, the sum of (a) Total Consolidated Debt plus all amounts excluded from Total Consolidated Debt pursuant to clauses (ii), (iii), (iv), (vi) and (vii) of the proviso to the definition of such term (but only, in the case of securities of the type described in clause (iii) or (iv) of such proviso, to the extent such securities have been deemed to be equity pursuant to Financial Accounting Standards Board Statement No. 150), (b) equity of the common stockholders of the Company, (c) equity of the preference stockholders of the Company and (d) equity of the preferred stockholders of the Company, in each case determined at such date.

“Total Consolidated Debt” means, at any date of determination, the aggregate Debt of the Company and its Consolidated Subsidiaries; provided that Total Consolidated Debt shall exclude, without duplication, (i) the principal amount of any Securitized Bonds, (ii) any Junior Subordinated Debt owned by any Hybrid Equity Securities Subsidiary or Hybrid Preferred Securities Subsidiary, (iii) Hybrid Equity Securities or Hybrid Preferred Securities outstanding as of December 31, 2002 (including any guaranty by the Company of payments with respect to such Hybrid Equity Securities or Hybrid Preferred Securities, provided that such guaranty is subordinated to the rights of the Banks hereunder and under the other Credit Documents pursuant to terms of subordination substantially similar to those set forth in Exhibit E, or pursuant to other terms and conditions satisfactory to the Majority Banks), (iv) such percentage of the Net Proceeds from any issuance of hybrid debt/equity securities (other than Junior Subordinated Debt, Hybrid Equity Securities and Hybrid Preferred Securities) by the Company or any Consolidated Subsidiary as shall be agreed to be deemed equity by the Agent and the Company prior to the issuance thereof (which determination shall be based on, among other things, the treatment (if any) given to such securities by the applicable rating agencies), (v) if all or any portion of the disposition of the Company’s Palisades Nuclear Plant is required to be accounted for as a financing under GAAP rather than as a sale, the amount of liabilities reflected on the Company’s consolidated balance sheet as the result of such disposition, (vi) obligations of the Company and its Consolidated Subsidiaries of the type described in Section 1.3, (vii) Debt of any Affiliate of the Company that is (1) consolidated on the financial statements of the Company solely as a result of the effect and application of Financial Accounting Standards Board No. 46 and of Accounting Research Bulletin No. 51, Consolidated Financial Statements, as modified by Statement of Financial Accounting Standards No. 94, and (2) non-recourse to the Company or any of its Affiliates (other than the primary obligor of such Debt and any of its Subsidiaries), (viii) Debt of the Company and its Affiliates that is re-categorized as such from certain lease obligations pursuant to Emerging Issues Task Force (“EITF”) Issue 01-8, any subsequent EITF Issue or recommendation or other interpretation, bulletin or other similar document by the Financial Accounting Standards Board on or related to such re-categorization and (ix) any non-cash obligations resulting from the adoption of Financial Accounting Standards Board Statement No. 158 and any proposed amendment thereto, to the extent such obligations are required to be treated as debt.

“Type” – see Section 2.4.

“Union Bank” means Union Bank, N.A. (formerly Union Bank of California, N.A.), in its individual capacity, and its successors and assigns.

“Unused Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended.

1.2 Interpretation.

(a) The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

(b) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(c) Unless otherwise specified, each reference to an Article, Section, Exhibit and Schedule means an Article or Section of or an Exhibit or Schedule to this Agreement.

1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries shall change its application of generally accepted accounting principles with respect to any Off-Balance Sheet Liabilities (including the application of Financial Accounting Standards Board Interpretation Nos. 45 and 46 and Financial Accounting Standards Board Statement No. 150), in each case with the agreement of its independent certified public accountants, and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Company’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided that, until such provisions are amended in a manner reasonably satisfactory to the Majority Banks, no Accounting Change shall be given effect in such calculations. In the event such amendment is entered into, all references in this Agreement to GAAP shall mean generally accepted accounting principles as of the date of such amendment.

ARTICLE II
THE ADVANCES

2.1 Commitment. From and including the Amendment Effective Date and prior to the Termination Date, each Bank severally agrees, on the terms and conditions set forth in this Agreement, (a) to make loans to the Company from time to time (the “Loans”), and (b) to participate in Facility LCs issued upon the request of the Company from time to time; provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Bank’s Outstanding Credit Exposure shall not exceed its Commitment. In no event may the Aggregate Outstanding Credit Exposure exceed the Available Commitment. Subject to the terms and conditions of this Agreement, the Company may borrow, repay and reborrow at any time prior to the Termination Date. The Commitments shall expire on the Termination Date.

2.2 Repayment. The Aggregate Outstanding Credit Exposure and all other unpaid obligations of the Company hereunder shall be paid in full on the Termination Date.

2.3 Ratable Loans. Each Advance shall consist of Loans made by the several Banks ratably according to their Pro Rata Shares.

2.4 Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances (each a “Type” of Advance), or a combination thereof, as selected by the Company in accordance with Sections 2.8 and 2.9.

2.5 Fees and Changes in Commitments.

(a) The Company agrees to pay to the Agent for the account of each Bank according to its Pro Rata Share a commitment fee (the “Commitment Fee”) at the Commitment Fee Rate on the daily Unused Commitment from the Amendment Effective Date to but not including the date on which this Agreement is terminated in full and all of the Obligations hereunder have been paid in full. The Commitment Fee shall be payable quarterly in arrears on each Payment Date (for the quarter then most recently ended), on the date of any reduction of the Aggregate Commitment pursuant to clause (b) below and on the Termination Date (for the period then ended for which such fee has not previously been paid) and shall be calculated for actual days elapsed on the basis of a 360 day year.

(b) The Company may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Banks in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof), upon at least five (5) Business Days’ prior written notice to the Agent, which notice shall specify the amount of any such reduction; provided that the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligation of the Banks to make Credit Extensions hereunder.

2.6 Minimum Amount of Advances. Each Advance shall be in the minimum amount of $10,000,000 (and in integral multiples of $1,000,000 if in excess thereof); provided that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment (rounded down, if necessary, to an integral multiple of $1,000,000).

2.7 Optional Principal Payments. The Company may from time to time prepay, without penalty or premium, all outstanding Floating Rate Advances or, in a minimum aggregate amount of $10,000,000 or a higher integral multiple of $1,000,000, any portion of the outstanding Floating Rate Advances upon one (1) Business Day’s prior written notice to the Agent. The Company may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 4.4 but without penalty or premium, all outstanding Eurodollar Advances or, in a minimum aggregate amount of $10,000,000 or a higher integral multiple of $1,000,000, any portion of any outstanding Eurodollar Advance upon three (3) Business Days’ prior written notice to the Agent; provided that if, after giving effect to any such prepayment, the principal amount of any Eurodollar Advance is less than $10,000,000, such Eurodollar Advance shall automatically convert into a Floating Rate Advance.

2.8 Method of Selecting Types and Interest Periods for New Advances. The Company shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Company shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Los Angeles, California time) on the Borrowing Date of each Floating Rate Advance and not later than 10:00 a.m. (Los Angeles, California time) three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i) the Borrowing Date, which shall be a Business Day;

(ii) the aggregate amount of such Advance;

(iii) the Type of Advance selected; and

(iv) in the case of each Eurodollar Advance, the initial Interest Period applicable thereto.

Promptly after receipt thereof, the Agent will notify each Bank of the contents of each Borrowing Notice. Not later than 12:00 noon (Los Angeles, California time) on each Borrowing Date, each Bank shall make available its Loan in funds immediately available in Los Angeles, California to the Agent at its address specified pursuant to Section 14.1. To the extent funds are received from the Banks, the Agent will make such funds available to the Company at the Agent’s aforesaid address. No Bank’s obligation to make any Loan shall be affected by any other Bank’s failure to make any Loan.

2.9 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.2 or 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.2 or 2.7 or (y) the Company shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Company may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Company shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Los Angeles, California time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i) the requested date, which shall be a Business Day, of such conversion or continuation;

(ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

(iii) the amount of the Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto;

provided that no Advance may be continued as, or converted into, a Eurodollar Advance if (x) such continuation or conversion would violate any provision of this Agreement or (y) a Default or Event of Default exists.

2.10 Interest Rates, Interest Payment Dates. (a) Subject to Section 2.11, each Advance shall bear interest as follows:

(i) at any time such Advance is a Floating Rate Advance, at a rate per annum equal to the Floating Rate from time to time in effect; and

(ii) at any time such Advance is a Eurodollar Advance, at a rate per annum equal to the Eurodollar Rate for each applicable Interest Period.

Changes in the rate of interest on that portion or any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Floating Rate.

(b) Interest accrued on each Floating Rate Advance shall be payable on each Payment Date and on the Termination Date. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Eurodollar Advance is prepaid and on the Termination Date. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances, interest on Floating Rate Advances based on the Federal Funds Effective Rate and the LC Fee shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances based on the Reference Rate shall be calculated for actual days elapsed on the basis of a 365- or 366-day year, as appropriate. Interest on each Advance shall accrue from and including the date such Advance is made to but excluding the date payment thereof is received in accordance with Section 2.12. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (unless, in the case of a Eurodollar Advance, such next succeeding Business Day falls in a new calendar month, in which case such payment shall be due on the immediately preceding Business Day) and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.11 Rate after Maturity. Any Advance not paid by the Company at maturity, whether by acceleration or otherwise, shall bear interest until paid in full at a rate per annum equal to the higher of (i) the rate otherwise applicable thereto plus 2.00% or (ii) the Floating Rate plus 2.00%.

2.12 Method of Payment; Sharing Set-Offs. (a) All payments of principal, interest and fees hereunder shall be made in immediately available funds to the Agent at its address specified on its signature page to this Agreement (or at any other Lending Installation of the Agent specified in writing by the Agent to the Company), without setoff or counterclaim, not later than 10:00 a.m. (Los Angeles, California time) on the date when due and shall (except in the case of Reimbursement Obligations for which the applicable LC Issuer has not been fully indemnified by the Banks, or as otherwise specifically required hereunder) be applied ratably by the Agent among the Banks. Funds received after such time shall be deemed received on the following Business Day unless the Agent shall have received from, or on behalf of, the Company a Federal Reserve reference number with respect to such payment before 1:00 p.m. (Los Angeles, California time) on the date of such payment. Each payment delivered to the Agent for the account of any Bank shall be delivered promptly by the Agent in the same type of funds received by the Agent to such Bank at the address specified for such Bank in its Administrative Questionnaire or at any Lending Installation specified in a notice received by the Agent from such Bank. The Agent is hereby authorized to charge the account of the Company maintained with Union Bank, if any, for each payment of principal, interest, Reimbursement Obligations and fees as such payment becomes due hereunder. Each reference to the Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to each LC Issuer, in the case of payments required to be made by the Company to such LC Issuer pursuant to Section 3.6.

(b) If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.8, Section 2.15, Section 3.5 or Section 13.8, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Agent for the account of such Bank and for the benefit of the Agent or the LC Issuer to satisfy such Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.13 Bonds; Record-keeping; Telephonic Notices.

(a) Pursuant to the terms of the Existing Credit Agreement, the obligation of the Company to repay the Obligations are evidenced by one or more Bonds and may, pursuant to the terms hereunder and at the request of any Bank following the FMB Release Date, be evidenced by a promissory note in form and substance reasonably satisfactory to the Company, the Agent and such Bank.

(b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Bank resulting from each Loan made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(c) The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Agent hereunder from the Company and each Bank’s share thereof.

(d) The entries maintained in the accounts maintained pursuant to clauses (b) and (c) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Obligations in accordance with their terms.

(e) The Company hereby authorizes the Banks and the Agent to make Advances based on telephonic notices made by any person or persons the Agent or any Bank in good faith believes to be acting on behalf of the Company. The Company agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by a Designated Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Banks, the records of the Agent and the Banks shall govern absent manifest error.

2.14 Lending Installations. Subject to the provisions of Section 4.6, each Bank may book its Loans and its participation in any LC Obligations and each LC Issuer may book the Facility LCs issued by it at any Lending Installation selected by such Bank or such LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans shall be deemed held by the applicable Bank for the benefit of such Lending Installation. Each Bank may, by written or facsimile notice to the Company, designate a Lending Installation through which Loans will be made by it or Facility LCs will be issued by it and for whose account payments on the Loans or payments with respect to Facility LCs are to be made.

2.15 Non-Receipt of Funds by the Agent. Unless a Bank or the Company, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Bank, the proceeds of a Loan or (ii) in the case of the Company, a payment of principal, interest or fees to the Agent for the account of the Banks, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Bank or the Company, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Bank, the Federal Funds Rate for such day or (ii) in the case of payment by the Company, the interest rate applicable to the relevant Loan.

ARTICLE III
LETTER OF CREDIT FACILITY

3.1 Issuance. Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit denominated in U.S. dollars (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date hereof and prior to the Termination Date upon the request of the Company; provided, however, that in no event shall (i) immediately after each such Facility LC is issued or Modified, the Aggregate Outstanding Credit Exposure exceed the Available Commitment, (ii) a Facility LC be issued or Modified unless each of the Banks consents, in its sole and absolute discretion, to such issuance or Modification by providing written notice of such consent to the Agent on or before the date of issuance or Modification (as the case may be) of such Facility LC and (iii) a Facility LC (x) be issued later than 30 days prior to the scheduled Termination Date, (y) have an expiry date later than the fifth Business Day (or, in the case of a commercial Facility LC, the 30th day) prior to the scheduled Termination Date or (z) provide for time drafts. For the avoidance of doubt, no Facility LC shall be issued hereunder nor shall the LC Obligations at any time exceed $0 until the condition in clause (ii) above is satisfied.

3.2 Participations. Upon the issuance or Modification by an LC Issuer of a Facility LC in accordance with this Article III, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

3.3 Notice. Subject to Section 3.1, the Company shall give the Agent and the applicable LC Issuer notice prior to 10:00 a.m. (Los Angeles, California time) at least three Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the Agent shall promptly notify each Bank, of the contents thereof and of the amount of such Bank’s participation in such proposed Facility LC. Each Bank, shall within (2) Business Days following the date on which it receives such notice from the Agent, notify the Agent whether such Bank consents to the issuance or Modification of such Facility LC (which consent shall be in the sole and absolute discretion of such Bank), it being understood and agreed that unless and until each Bank consents in writing to such issuance or Modification, such Facility LC will not be issued or Modified by the applicable LC Issuer. The issuance or Modification by an LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article XI (the satisfaction of which such LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer and that the Company shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

3.4 LC Fees. The Company shall pay to the Agent, for the account of the Banks ratably in accordance with their respective Pro Rata Shares, a letter of credit fee (the “LC Fee”) at a per annum rate equal to the Applicable Margin for Eurodollar Rate Loans in effect from time to time on the daily undrawn stated amount of each Facility LC, such fee to be payable in arrears on each Payment Date and the Termination Date (and, if applicable, thereafter on demand). The Company shall also pay to each LC Issuer for its own account (a) a fronting fee for each Facility LC at the time and in the amount separately agreed by the Company and such LC Issuer, and (b) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with such LC Issuer’s standard schedule for such charges as in effect from time to time.

3.5 Administration; Reimbursement by Banks. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the applicable LC Issuer shall notify the Agent and the Agent shall promptly notify the Company and each other Bank as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of an LC Issuer to the Company and each Bank shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC issued by such LC Issuer in connection with such presentment shall be in conformity in all material respects with such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by such LC Issuer, each Bank shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (i) such Bank’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC issued by it to the extent such amount is not reimbursed by the Company pursuant to Section 3.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Bank, for each day from the date of such LC Issuer’s demand for such reimbursement (or, if such demand is made after 10:00 a.m. (Los Angeles, California time) on such date, from the next succeeding Business Day) to the date on which such Bank pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

3.6 Reimbursement by Company. The Company shall be irrevocably and unconditionally obligated to reimburse the applicable LC Issuer on the applicable LC Payment Date for any amounts to be paid by such LC Issuer upon any drawing under any Facility LC issued by it, without presentment, demand, protest or other formalities of any kind; provided that neither the Company nor any Bank shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Company or such Bank to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of such LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) such LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the applicable LC Issuer and remaining unpaid by the Company shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 1.00% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The applicable LC Issuer will pay to each Bank ratably in accordance with its Pro Rata Share all amounts received by such LC Issuer from the Company for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Bank has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 3.5. Subject to the terms and conditions of this Agreement (including the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article XI), the Company may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

3.7 Obligations Absolute. The Company’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company may have or have had against any LC Issuer, any Bank or any beneficiary of a Facility LC. The Company further agrees with the LC Issuers and the Banks that the LC Issuers and the Banks shall not be responsible for, and the Company’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Company, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Company or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. No LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Company agrees that any action taken or omitted by any LC Issuer or any Bank under or in connection with a Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Company and shall not put any LC Issuer or any Bank under any liability to the Company. Nothing in this Section 3.7 is intended to limit the right of the Company to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 3.6.

3.8 Actions of LC Issuers. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Article III, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and any future holders of a participation in any Facility LC.

3.9 Indemnification. The Company hereby agrees to indemnify and hold harmless each Bank, each LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, reasonable costs or expenses which such Bank, such LC Issuer or the Agent may incur (or which may be claimed against such Bank, such LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including any claims, damages, losses, liabilities, costs or expenses which any LC Issuer may incur by reason of or in connection with (i) the failure of any other Bank to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights the Company may have against any Defaulting Bank) or (ii) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Company shall not be required to indemnify any Bank, any LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of any LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (y) any LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 3.9 is intended to limit the obligations of the Company under any other provision of this Agreement.

3.10 Banks’ Indemnification. Each Bank shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer (in such LC Issuer’s capacity as an LC Issuer), its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Company) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Article III or any action taken or omitted by such indemnitees hereunder (in such LC Issuer’s capacity as an LC Issuer).

3.11 Rights as a Bank. In its capacity as a Bank, each LC Issuer shall have the same rights and obligations as any other Bank.

ARTICLE IV
CHANGE IN CIRCUMSTANCES

4.1 Yield Protection.

(a) If any change in law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof by any agency or authority having jurisdiction over any Bank or any LC Issuer,

(i) subjects any Bank, any LC Issuer or any applicable Lending Installation to any increased tax, duty, charge or withholding on or from payments due from the Company (excluding taxation measured by or attributable to the overall net income of such Bank, such LC Issuer or such applicable Lending Installation, whether overall or in any geographic area), or changes the rate of taxation of payments to any Bank or any LC Issuer in respect of its Credit Extensions (including any participations in Facility LCs) or other amounts due it hereunder, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank, any LC Issuer or any applicable Lending Installation (including any reserve costs under Regulation D with respect to Eurocurrency liabilities (as defined in Regulation D)), or

(iii) imposes any other condition the result of which is to increase the cost to any Bank, any LC Issuer or any applicable Lending Installation of making, funding or maintaining Credit Extensions (including any participations in Facility LCs), or reduces any amount receivable by any Bank, any LC Issuer or any applicable Lending Installation in connection with Credit Extensions (including any participations in Facility LCs) or requires any Bank, any LC Issuer or any applicable Lending Installation to make any payment calculated by reference to its Outstanding Credit Exposure or interest received by it, by an amount deemed material by such Bank or such LC Issuer, or

(iv) affects the amount of capital required or expected to be maintained by any Bank, any LC Issuer or any applicable Lending Installation or any corporation controlling any Bank or any LC Issuer and such Bank or such LC Issuer, as applicable, determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make Credit Extensions (including any participations in Facility LCs) hereunder or of commitments of this type, then, upon presentation by such Bank or such LC Issuer to the Company of a certificate (as referred to in the immediately succeeding sentence of this Section 4.1) setting forth the basis for such determination and the additional amounts reasonably determined by such Bank or such LC Issuer for the period of up to ninety (90) days prior to the date on which such certificate is delivered to the Company and the Agent, to be sufficient to compensate such Bank or such LC Issuer, as applicable, in light of such circumstances, the Company shall within thirty (30) days of such delivery of such certificate pay to the Agent for the account of such Bank or such LC Issuer, as applicable, the specified amounts set forth on such certificate. The affected Bank or LC Issuer, as applicable, shall deliver to the Company and the Agent a certificate setting forth the basis of the claim and specifying in reasonable detail the calculation of such increased expense, which certificate shall be prima facie evidence as to such increase and such amounts. An affected Bank or LC Issuer, as applicable, may deliver more than one certificate to the Company during the term of this Agreement. In making the determinations contemplated by the above-referenced certificate, any Bank and any LC Issuer may make such reasonable estimates, assumptions, allocations and the like that such Bank or such LC Issuer, as applicable, in good faith determines to be appropriate, and such Bank’s or such LC Issuer’s selection thereof in accordance with this Section 4.1 shall be conclusive and binding on the Company, absent manifest error.

(b) No Bank or LC Issuer shall be entitled to demand compensation or be compensated hereunder to the extent that such compensation relates to any period of time more than ninety (90) days prior to the date upon which such Bank or such LC Issuer, as applicable, first notified the Company of the occurrence of the event entitling such Bank or such LC Issuer, as applicable, to such compensation (unless, and to the extent, that any such compensation so demanded shall relate to the retroactive application of any event so notified to the Company).

4.2 Replacement of Banks.

(a) If any Bank shall make a demand for payment under Section 4.1, then within thirty (30) days after such demand, the Company may, with the approval of the Agent and each LC Issuer which has issued a Facility LC which is then outstanding or in respect of which there is any unreimbursed Reimbursement Obligation (which approvals shall not be unreasonably withheld) and provided that no Default or Event of Default shall then have occurred and be continuing, demand that such Bank assign to one or more financial institutions designated by the Company and approved by the Agent all (but not less than all) of such Bank’s Commitment and Outstanding Credit Exposure within the period ending on the later of such 30th day and the last day of the longest of the then current Interest Periods or maturity dates for such Outstanding Credit Exposure. Any such assignment shall be consummated on terms satisfactory to the assigning Bank; provided that such Bank’s consent to such assignment shall not be unreasonably withheld.

(b) If the Company shall elect to replace a Bank pursuant to clause (a) above, the Company shall prepay the Outstanding Credit Exposure of such Bank, and the financial institution or institutions selected by the Company shall replace such Bank as a Bank hereunder pursuant to an instrument satisfactory to the Company, the Agent and the Bank being replaced by making Credit Extensions to the Company in the amount of the Outstanding Credit Exposure of such assigning Bank and assuming all the same rights and responsibilities hereunder as such assigning Bank and having the same Commitment as such assigning Bank.

(c) If any Bank becomes a Defaulting Bank, then the Company may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.1), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if such Bank accepts such assignment); provided that (i) to the extent required pursuant to Section 12.1(c), the Company shall have received the necessary consents from the Agent and the LC Issuer, if any, and (ii) such Bank shall have received payment of an amount equal to its Outstanding Credit Exposure, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such Outstanding Credit Exposure and accrued interest and fees) or the Company (in the case of all other amounts). A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

4.3 Availability of Eurodollar Rate Loans. If:

(a) any Bank determines that maintenance of a Eurodollar Rate Loan at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or

(b) the Majority Banks determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Rate Loans are not available or (ii) the Base Eurodollar Rate does not accurately reflect the cost of making or maintaining a Eurodollar Rate Loan, then the Agent shall suspend the availability of Eurodollar Rate Loans and, in the case of clause (a), require any outstanding Eurodollar Rate Loans to be converted to Floating Rate Loans on such date as is required by the applicable law, rule, regulation or directive.

4.4 Funding Indemnification. If any payment of a Eurodollar Rate Loan occurs on a date which is not the last day of an applicable Interest Period, whether because of prepayment or otherwise, or a Eurodollar Rate Loan is not made on the date specified by the Company for any reason other than default by the Banks, the Company will indemnify each Bank for any loss or cost (but not lost profits) incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Rate Loan; provided that the Company shall not be liable for any of the foregoing to the extent they arise because of acceleration by any Bank.

4.5 Taxes.

(a) All payments by the Company to or for the account of any Bank, any LC Issuer or the Agent hereunder or under any Bond or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank, any LC Issuer or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.5) such Bank, such LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Company shall furnish to the Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(b) In addition, the Company hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Bond or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Bond or Facility LC Application (“Other Taxes”).

(c) The Company hereby agrees to indemnify the Agent, each LC Issuer and each Bank for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 4.5) paid by the Agent, such LC Issuer or such Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Agent, such LC Issuer or such Bank makes demand therefor pursuant to Section 4.6.

(d) Each Bank that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Bank”) agrees that it will, not more than ten (10) Business Days after the Amendment Effective Date, or, if later, not more than ten (10) Business Days after becoming a Bank hereunder, (i) deliver to each of the Company and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Company and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Bank further undertakes to deliver to each of the Company and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Agent. All forms or amendments described in the preceding sentence shall certify that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form or amendment with respect to it and such Bank advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e) For any period during which a Non-U.S. Bank has failed to provide the Company with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Bank shall not be entitled to indemnification under this Section 4.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Bank which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) above, the Company shall take such steps as such Non-U.S. Bank shall reasonably request to assist such Non-U.S. Bank to recover such Taxes.

(f) Any Bank that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Bond pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or properly completed, because such Bank failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective), such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this clause (g), together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Banks under this clause (g) shall survive the payment of the Obligations and termination of this Agreement.

4.6 Bank Certificates, Survival of Indemnity. To the extent reasonably possible, each Bank shall designate an alternate Lending Installation with respect to Eurodollar Rate Loans to reduce any liability of the Company to such Bank under Section 4.1 or to avoid the unavailability of Eurodollar Rate Loans under Section 4.3, so long as such designation is not disadvantageous to such Bank. A certificate of such Bank as to the amount due under Section 4.1, 4.4 or 4.5 shall be final, conclusive and binding on the Company in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Loan shall be calculated as though each Bank funded each Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Base Eurodollar Rate applicable to such Loan whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in any certificate shall be payable on demand after receipt by the Company of such certificate. The obligations of the Company under Sections 4.1, 4.4 and 4.5 shall survive payment of the Obligations and termination of this Agreement; provided that no Bank shall be entitled to compensation to the extent that such compensation relates to any period of time more than ninety (90) days after the termination of this Agreement.

4.7 Defaulting Banks.

Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) such Defaulting Bank shall not be entitled to the Commitment Fee payable by the Company pursuant to Section 2.5(a);

(b) the Commitment and Outstanding Credit Exposure of such Defaulting Bank shall not be included in determining whether the Majority Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1, other than those which require the consent of all Banks or of each affected Bank);

(c) if any LC Obligations exist at the time a Bank becomes a Defaulting Bank then:

(i) all or any part of such LC Obligation shall be reallocated among the non-Defaulting Banks in accordance with their respective Pro Rata Share but only to the extent (x) the sum of all non-Defaulting Banks’ Outstanding Credit Exposure does not exceed the total of all non-Defaulting Banks’ Commitments, (y) no Bank’s Outstanding Credit Exposure shall exceed its Commitment and (z) the conditions set forth in Section 11.2 are satisfied at such time;

(ii) if the reallocation described in subclause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Agent, cash collateralize such Defaulting Bank’s Pro Rata Share of the LC Obligations (after giving effect to any partial reallocation pursuant to subclause (i) above) in accordance with the procedures set forth in Section 9.2 for so long as such LC Obligation is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Bank’s Pro Rata Share of the LC Obligations pursuant this clause (c), the Company shall not be required to pay any fees to such Defaulting Bank pursuant to Section 3.4 with respect to such Defaulting Bank’s Pro Rata Share of the LC Obligations during the period such Defaulting Bank’s Pro Rata Share of the LC Obligations is cash collateralized;

(iv) if the non-Defaulting Banks’ Pro Rata Share of the LC Obligations is reallocated pursuant to this clause (c), then the fees payable to the Banks pursuant to Section 2.5(a) and Section 3.4 shall be adjusted in accordance with such non-Defaulting Banks’ Pro Rata Shares; or

(v) if any Defaulting Bank’s Pro Rata Share of the LC Obligations is neither reallocated nor cash collateralized pursuant to this clause (c), then, without prejudice to any rights or remedies of any LC Issuer or any Bank hereunder, all fees that otherwise would have been payable to such Defaulting Bank (solely with respect to the portion of such Defaulting Bank’s Commitment that was utilized by such LC Obligations) and LC Fees payable under Section 3.4 with respect to such Defaulting Bank’s Pro Rata Share of the LC Obligations shall be payable to the applicable LC Issuer until such Defaulting Bank’s Pro Rata Share of the LC Obligation is cash collateralized and/or reallocated; and

(d) so long as any Bank is a Defaulting Bank, no LC Issuer shall be required to issue or Modify any Facility LC, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Company in accordance with clause (c) above, and participating interests in any such newly issued or Modified Facility LC shall be allocated among non-Defaulting Banks in a manner consistent with clause(c)(i) above (and Defaulting Banks shall not participate therein).

(e) In the event that the Agent, the Company, and each LC Issuer each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Banks’ Pro Rata Shares of the LC Obligations shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks as the Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Pro Rata Share of the Aggregate Commitment; provided, that if the Company cash collateralized any portion of such Defaulting Bank’s Pro Rata Share of the LC Obligations pursuant to Section 4.7(c), such cash shall be returned to the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants that:

5.1 Incorporation and Good Standing. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Michigan.

5.2 Corporate Power and Authority: No Conflicts. The execution, delivery and performance by the Company of the Credit Documents are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and do not (i) violate the Company’s charter, bylaws or any applicable law, or (ii) breach or result in an event of default under any indenture or material agreement, and do not result in or require the creation of any Lien upon or with respect to any of its properties (except the Lien of the Indenture securing the Bonds and any Lien in favor of the Agent on the Facility LC Collateral Account or any funds therein).

5.3 Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of any Credit Document, except for the authorization to issue, sell or guarantee secured and/or unsecured short-term debt granted by the Federal Energy Regulatory Commission, which authorization has been obtained and is in full force and effect.

5.4 Legally Enforceable Agreements. Each Credit Document constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to (a) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

5.5 Financial Statements. (a) The audited balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2008, and the related statements of income and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (copies of which have been furnished to each Bank), fairly present the financial condition of the Company and its Consolidated Subsidiaries as at such date and the results of operations of the Company and its Consolidated Subsidiaries for the fiscal year ended on such date, all in accordance with GAAP.

(b) The unaudited balance sheet of the Company and its Consolidated Subsidiaries as at June 30, 2009, and the related unaudited statements of income and cash flows of the Company and its Consolidated Subsidiaries for the six-month period then ended, as set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 (copies of which have been furnished to each Bank), fairly present (subject to year-end audit adjustments) the financial condition of the Company and its Consolidated Subsidiaries as at such date and the results of operations of the Company and its Consolidated Subsidiaries for the six-month period ended on such date, all in accordance with GAAP, and since December 31, 2008, there has been no Material Adverse Change.

5.6 Litigation. Except (i) to the extent described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, in each case as filed with the SEC, and (ii) such other similar actions, suits and proceedings predicated on the occurrence of the same events giving rise to any actions, suits and proceedings described in the reports referred to in the foregoing clause (i) (all matters described in clauses (i) and (ii) above, the “Disclosed Matters”), there is no pending or threatened action, suit, investigation or proceeding against the Company or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator, which, if adversely determined, might reasonably be expected to result in a Material Adverse Change. As of the Amendment Effective Date, (a) there is no litigation challenging the validity or the enforceability of any of the Credit Documents and (b) there have been no adverse developments with respect to the Disclosed Matters that have resulted, or could reasonably be expected to result, in a Material Adverse Change.

5.7 Margin Stock. The Company is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U), and no proceeds of any Credit Extension will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

5.8 ERISA. No Plan Termination Event has occurred or is reasonably expected to occur with respect to any Plan. Neither the Company nor any ERISA Affiliate is an employer under or has any liability with respect to a Multiemployer Plan.

5.9 Insurance. All insurance required by Section 6.2 is in full force and effect.

5.10 Taxes. The Company and its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or, to the extent the Company or any of its Subsidiaries is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves for payment thereof in accordance with GAAP.

5.11 Investment Company Act. The Company is not an investment company (within the meaning of the Investment Company Act of 1940, as amended).

5.12 Bonds. The issuance to the Agent of Bonds pursuant to the terms of the Existing Credit Agreement as evidence of the Obligations (i) did not violate any provision of the Indenture or any other agreement or instrument, or any law or regulation, or judicial or regulatory order, judgment or decree, to which the Company or any of its Subsidiaries is a party or by which any of the foregoing is bound and (ii) does, prior to the FMB Release Date, provide the Banks, as beneficial holders of the Bonds through the Agent, the benefit of the Lien of the Indenture equally and ratably with the holders of other First Mortgage Bonds.

5.13 Disclosure. The Company has not withheld any fact from the Agent or the Banks in regard to the occurrence of a Material Adverse Change; and all financial information delivered by the Company to the Agent and the Banks on and after the date of this Agreement is true and correct in all material respects as at the dates and for the periods indicated therein.

5.14 OFAC. Neither the Company nor any Subsidiary or Affiliate of the Company is named on the United States Department of the Treasury’s Specially Designated Nationals or Blocked Persons list available through http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf or as otherwise published from time.

5.15 Delivery of Documents. On or prior to the Amendment Effective Date, the Company delivered, or caused to be delivered, true, accurate and complete copies of the Bond, the Supplemental Indenture and the Bond Delivery Agreement, each as in effect as of the Amendment Effective Date.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Obligations shall remain unpaid, any Facility LC shall remain outstanding or any Bank shall have any Commitment under this Agreement, the Company shall:

6.1 Payment of Taxes, Etc. Pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (b) all lawful claims which, if unpaid, might by law become a Lien upon its property; provided that the Company shall not be required to pay or discharge any such tax, assessment, charge or claim (i) which is being contested by it in good faith and by proper procedures or (ii) the non-payment of which will not result in a Material Adverse Change.

6.2 Maintenance of Insurance. Maintain insurance in such amounts and covering such risks with respect to its business and properties as is usually carried by companies engaged in similar businesses and owning similar properties, either with reputable insurance companies or, in whole or in part, by establishing reserves or one or more insurance funds, either alone or with other corporations or associations.

6.3 Preservation of Corporate Existence, Etc. (a) Preserve and maintain its corporate existence, rights and franchises, and (b) qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary in view of its business and operations or the ownership of its properties; provided that the Company shall not be required to preserve any such right or franchise under clause (a) above or to remain so qualified under clause (b) above unless the failure to do so would reasonably be expected to result in a Material Adverse Change.

6.4 Compliance with Laws, Etc. Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, the non-compliance of which would reasonably be expected to result in a Material Adverse Change.

6.5 Visitation Rights. At any reasonable time and from time to time, permit the Agent, any of the Banks or any agents or representatives thereof to examine and make copies of and abstracts from its records and books of account, visit its properties and discuss its affairs, finances and accounts with any of its officers.

6.6 Keeping of Books. Keep, and cause each Consolidated Subsidiary to keep, adequate records and books of account, in which full and correct entries shall be made of all of its financial transactions and its assets and business so as to permit the Company and its Consolidated Subsidiaries to present financial statements in accordance with GAAP.

6.7 Reporting Requirements. Furnish to the Agent, with sufficient copies for each of the Banks:

(a) as soon as practicable and in any event within five (5) Business Days after becoming aware of the occurrence of any Default or Event of Default, a statement of a Designated Officer as to the nature thereof, and as soon as practicable and in any event within five (5) Business Days thereafter, a statement of a Designated Officer as to the action which the Company has taken, is taking or proposes to take with respect thereto;

(b) as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarter, and the related consolidated statements of income, cash flows and common stockholder’s equity of the Company and its Consolidated Subsidiaries as at the end of and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, or statements providing substantially similar information (which requirement shall be deemed satisfied by the delivery of the Company’s quarterly report on Form 10-Q for such quarter), all in reasonable detail and duly certified (subject to the absence of footnotes and to year-end audit adjustments) by a Designated Officer as having been prepared in accordance with GAAP, together with (i) a certificate of a Designated Officer stating that such officer has no knowledge (having made due inquiry with respect thereto) that a Default or Event of Default has occurred and is continuing, or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the actions which the Company has taken, is taking or proposes to take with respect thereto, and (ii) a certificate of a Designated Officer, in substantially the form of Exhibit B hereto, setting forth the Company’s computation of the financial ratio specified in Article VIII as of the end of the immediately preceding fiscal quarter or year, as the case may be, of the Company;

(c) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the Company’s Annual Report on Form 10-K (or any successor form) for such year, including therein the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year and the consolidated statements of income, cash flows and common stockholder’s equity of the Company and its Consolidated Subsidiaries as at the end of and for such year, or statements providing substantially similar information, in each case certified by independent public accountants of recognized national standing selected by the Company (and not objected to by the Majority Banks), together with (i) a certificate of such accounting firm addressed to the Banks stating that, in the course of its examination of the consolidated financial statements of the Company and its Consolidated Subsidiaries, which examination was conducted by such accounting firm in accordance with GAAP, (A) such accounting firm has obtained no knowledge that an Event of Default, insofar as such Event of Default related to accounting or financial matters, has occurred and is continuing, or if, in the opinion of such accounting firm, such an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (B) such accounting firm has examined a certificate of a Designated Officer, in substantially the form of Exhibit B setting forth the computations made by the Company in determining, as of the end of such fiscal year, the ratio specified in Article VIII, which certificate shall be attached to the certificate of such accounting firm, and such accounting firm confirms that such computations accurately reflect such ratios, and (ii) a certificate of a Designated Officer stating that such officer has no knowledge (having made due inquiry with respect thereto) that a Default or Event of Default has occurred and is continuing, or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the actions which the Company has taken, is taking or proposes to take with respect thereto;

(d) promptly after the sending or filing thereof, copies of all proxy statements which the Company sends to its stockholders, copies of all regular, periodic and special reports (other than those which relate solely to employee benefit plans) which the Company files with the SEC and notice of the sending or filing of (and, upon the request of the Agent or any Bank, a copy of) any final prospectus filed with the SEC;

(e) as soon as possible and in any event (i) within thirty (30) days after the Company or any ERISA Affiliate knows or has reason to know that any Plan Termination Event described in clause (a) of the definition of Plan Termination Event with respect to any Plan has occurred and (ii) within ten (10) days after the Company or any ERISA Affiliate knows or has reason to know that any other Plan Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Company describing such Plan Termination Event and the action, if any, which the Company or such ERISA Affiliate, as the case may be, proposes to take with respect thereto;

(f) promptly upon becoming aware thereof, notice of any upgrading or downgrading of the rating of the Senior Debt by Moody’s, S&P or Fitch;

(g) as soon as possible and in any event within five (5) days after the occurrence of any default under any agreement to which the Company or any of its Subsidiaries is a party, which default would reasonably be expected to result in a Material Adverse Change, and which is continuing on the date of such certificate, a certificate of the president or chief financial officer of the Company setting forth the details of such default and the action which the Company or any such Subsidiary proposes to take with respect thereto; and

(h) promptly, such other information respecting the business, properties or financial condition of the Company as the Agent or any Bank through the Agent may from time to time reasonably request.

6.8 Use of Proceeds. The Company will use the proceeds of the Credit Extensions for general corporate purposes and working capital. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Credit Extensions to purchase or carry any “margin stock” (as defined in Regulation U).

6.9 Maintenance of Properties, Etc. The Company shall, and shall cause each of its Subsidiaries to, maintain in all material respects all of its respective owned and leased Property in good and safe condition and repair to the same degree as other companies engaged in similar businesses and owning similar properties, and not permit, commit or suffer any waste or abandonment of any such Property, and from time to time make or cause to be made all material repairs, renewals and replacements thereof, including any capital improvements which may be required; provided that such Property may be altered or renovated in the ordinary course of the Company’s or its Subsidiaries’ business; and provided, further, that the foregoing shall not restrict the sale of any asset of the Company or any Subsidiary to the extent not prohibited by Section 7.2.

6.10 Bonds. The Company shall, until the earlier of (i) the FMB Release Date and (ii) the date on which the Commitments and Facility LCs have terminated and all Obligations have been paid in full, cause the face amount of all Bonds to at all times be equal to or greater than the greater of (a) the Aggregate Commitment and (b) the Aggregate Outstanding Credit Exposure.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Obligations shall remain unpaid, any Facility LC shall remain outstanding or any Bank shall have any Commitment under this Agreement, the Company shall not:

7.1 Liens. Create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

(a) Liens created pursuant to the Indenture securing the First Mortgage Bonds and any Lien in favor of the Agent on the Facility LC Collateral Account or any funds therein;

(b) Liens securing pollution control bonds, or bonds issued to refund or refinance pollution control bonds (including Liens securing obligations (contingent or otherwise) of the Company under letter of credit agreements or other reimbursement or similar credit enhancement agreements with respect to pollution control bonds); provided that the aggregate face amount of any such bonds so issued shall not exceed the aggregate face amount of such pollution control bonds, as the case may be, so refunded or refinanced;

(c) Liens in (and only in) assets acquired to secure Debt incurred to finance the acquisition of such assets;

(d) Statutory and common law banker’s Liens on bank deposits;

(e) Liens in respect of accounts receivable sold, transferred or assigned by the Company;

(f) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(h) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

(i) Judgment Liens in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered (subject to a customary deductible) by insurance;

(j) Zoning restrictions, easements, licenses, covenants, reservations, utility company rights, restrictions on the use of real property or minor irregularities of title incident thereto which do not in the aggregate materially detract from the value of the property or assets of the Company or materially impair the operation of its business;

(k) Liens arising in connection with the financing of the Company’s fuel resources, including nuclear fuel;

(l) Liens arising pursuant to M.C.L. 324.20138; provided that the aggregate amount of all obligations secured by such Liens (excluding any such Liens of which the Company has no knowledge or which are permitted by clause (f) above) shall not exceed $20,000,000;

(m) Liens arising in connection with Securitized Bonds;

(n) Liens on natural gas, oil and mineral, or on stock in trade, material or supplies manufactured or acquired for the purpose of sale and or resale in the usual course of business or consumable in the operation of any of the properties of the Company; provided that such Liens secure obligations not exceeding $500,000,000 in aggregate principal amount; and

(o) Other Liens securing obligations in an aggregate amount not in excess of $500,000,000.

7.2 Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of 25% or more of its assets calculated with reference to total assets as reflected on the Company’s consolidated balance sheet as at December 31, 2008, during the term of this Agreement.

7.3 Mergers, Etc. Merge with or into or consolidate with or into any other Person, except that the Company may merge with any other Person; provided that, in each case, immediately after giving effect thereto, (a) no event shall occur and be continuing which constitutes a Default or Event of Default, (b) the Company is the surviving corporation, (c) the Company shall not be liable with respect to any Debt or allow its Property to be subject to any Lien which it could not become liable with respect to or allow its Property to become subject to under this Agreement on the date of such transaction and (d) the Company’s Net Worth shall be equal to or greater than its Net Worth immediately prior to such merger.

7.4 Compliance with ERISA. Permit to exist any occurrence of any Reportable Event, or any other event or condition which presents a material (in the reasonable opinion of the Majority Banks) risk of a termination by the PBGC of any Plan, which termination will result in any material (in the reasonable opinion of the Majority Banks) liability of the Company or such ERISA Affiliate to the PBGC.

7.5 Change in Nature of Business. Make any material change in the nature of its business as carried on as of the Amendment Effective Date.

7.6 Off-Balance Sheet Liabilities. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, Off-Balance Sheet Liabilities (exclusive of obligations arising in connection with the Purchase Agreement among the Company, Consumers Receivables Funding II, LLC, Falcon Asset Securitization Corporation and JPMorgan Chase Bank, N.A., dated as of May 22, 2003, as amended, restated or otherwise modified from time to time and any similar agreement entered into in replacement thereof) in the aggregate in excess of $250,000,000 at any time.

7.7 Transactions with Affiliates. Enter into, or permit any Subsidiary to enter into, any transaction with any of its Affiliates (other than the Company or any Subsidiary) unless such transaction is on terms no less favorable to the Company or such Subsidiary than if the transaction had been negotiated in good faith on an arm’s-length basis with a non-Affiliate; provided that the foregoing shall not prohibit (a) the payment by the Company or any Subsidiary of dividends or other distributions on, or redemptions of, its capital stock, (b) the purchase, acquisition or retirement by the Company or any Subsidiary of the Company’s capital stock or (c) intercompany loans and advances not otherwise prohibited by this Agreement.

ARTICLE VIII
FINANCIAL COVENANT

So long as any of the Obligations shall remain unpaid, any Facility LC shall remain outstanding or any Bank shall have any Commitment under this Agreement, the Company shall at all times maintain a ratio of Total Consolidated Debt to Total Consolidated Capitalization of not greater than 0.70 to 1.0.

ARTICLE IX
EVENTS OF DEFAULT

9.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) The Company shall fail to pay (i) any principal of any Advance when due and payable, or (ii) any Reimbursement Obligation within one (1) day after the same becomes due, or (iii) any interest on any Advance or any fee or other Obligation payable hereunder within five (5) days after such interest or fee or other Obligation becomes due and payable;

(b) Any representation or warranty made by the Company (or any of its officers) in this Agreement or any other Credit Document or in any certificate, document, report, financial or other written statement furnished at any time pursuant to any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(c) (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Section 6.3(a) (solely with respect to the Company), Section 6.10, Article VII or Article VIII; or (ii) the Company shall fail to perform or observe any other term, covenant or agreement on its part to be performed or observed in this Agreement or in any other Credit Document and such failure under this clause (ii) shall continue for thirty (30) consecutive days after the earlier of (x) a Designated Officer obtaining knowledge of such breach and (y) written notice thereof by means of facsimile, regular mail or written notice delivered in person (or telephonic notice thereof confirmed in writing) having been given to the Company by the Agent or the Majority Banks;

(d) The Company shall: (i) fail to pay any Debt (other than the payment obligations described in clause (a) above) in excess of $50,000,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the instrument or agreement relating to such Debt; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Debt, unless the obligee under or holder of such Debt shall have waived in writing such circumstance, or such circumstance has been cured, so that such circumstance is no longer continuing; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), in each case in accordance with the terms of such agreement or instrument, prior to the stated maturity thereof; or (iv) generally not, or shall admit in writing its inability to, pay its debts as such debts become due;

(e) The Company: (i) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (ii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iii) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of thirty (30) consecutive days or more; or (iv) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (v) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or (vi) shall take any corporate action to authorize any of the actions set forth above in this clause (e);

(f) One or more judgments, decrees or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against the Company and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of more than thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) Any Plan Termination Event with respect to a Plan shall have occurred, and thirty (30) days after notice thereof shall have been given to the Company by the Agent, (i) such Plan Termination Event (if correctable) shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of the assets accumulated in such Plan by more than the amount of $25,000,000 (or in the case of a Plan Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(A)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount); or

(h) Prior to the FMB Release Date, (i) any Bond shall cease to be in full force and effect or (ii) the Company shall deny that it has any liability or obligation under any Bond or purport to revoke, terminate, rescind or redeem any Bond (other than in accordance with the terms of the Bonds and the Indenture).

9.2 Remedies.

(a) If any Event of Default shall occur and be continuing, the Agent shall upon the request, or may with the consent, of the Majority Banks, by notice to the Company, (i) declare the Commitments and the obligations and powers of the LC Issuers to issue Facility LCs to be terminated or suspended, whereupon the same shall forthwith terminate, and/or (ii) declare the Obligations to be forthwith due and payable, whereupon the Aggregate Outstanding Credit Exposure and all other Obligations shall become and be forthwith due and payable, and/or (iii) in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Company to pay, and the Company will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount (as defined below), which funds shall be deposited in the Facility LC Collateral Account, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided that in the case of an Event of Default referred to in Section 9.1(e), the Commitments shall automatically terminate, the obligations and powers of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations shall automatically become due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company, and the Company will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”).

(b) If at any time while any Event of Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Company to pay, and the Company will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c) The Agent may, at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Company to the Banks or the LC Issuers under the Credit Documents. The Company hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Banks and the LC Issuers, a security interest in all of the Company’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Union Bank having a maturity not exceeding thirty (30) days.

(d) At any time while any Event of Default is continuing, neither the Company nor any Person claiming on behalf of or through the Company shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full, all Facility LCs have expired or been terminated and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Company or paid to whomever may be legally entitled thereto at such time.

ARTICLE X
WAIVERS, AMENDMENTS AND REMEDIES

10.1 Amendments. Subject to the provisions of this Article X, the Majority Banks (or the Agent with the consent in writing of the Majority Banks) and the Company may enter into written agreements supplemental hereto for the purpose of adding or modifying any provisions to the Credit Documents (other than the Proposal Letter, which may be amended or otherwise modified solely with the consent of the parties thereto) or changing in any manner the rights of the Banks or the Company hereunder or waiving any Event of Default hereunder; provided that no such supplemental agreement shall, without the consent of all of the Banks:

(a) Extend the maturity of any Loan or reduce the principal amount thereof, or extend the expiry date of any Facility LC to a date after the scheduled Termination Date, or reduce the rate or extend the time of payment of interest thereon or fees thereon or Reimbursement Obligations related thereto.

(b) Modify the percentage specified in the definition of Majority Banks.

(c) Extend the Termination Date or increase the amount of the Commitment of any Bank hereunder or the commitment to issue Facility LCs, or permit the Company to assign its rights under this Agreement.

(d) Amend Section 3.1, Section 6.10, this Section 10.1 or Section 12.11.

(e) Make any change in an express right in this Agreement of a single Bank to give its consent, make a request or give a notice.

(f) Authorize the Agent to vote in favor of the release of all or substantially all of the collateral securing the Bonds.

(g) Except as provided in Article XVI, release all or any substantial portion of the Bonds.

(h) Amend any provisions hereunder relating to the pro rata treatment of the Banks.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment of any provision relating to any LC Issuer shall be effective without the written consent of such LC Issuer. Notwithstanding the foregoing, no amendment to Section 4.7 shall be effective unless the same shall be in writing and signed by the Agent, the LC Issuer, if applicable, and the Majority Banks.

10.2 Preservation of Rights. No delay or omission of the Banks, the LC Issuers or the Agent to exercise any right under the Credit Documents shall impair such right or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Event of Default or the inability of the Company to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Credit Documents whatsoever shall be valid unless in writing signed by the Banks required pursuant to Section 10.1, and then only to the extent in such writing specifically set forth. All remedies contained in the Credit Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuers and the Banks until the Obligations have been paid in full.

ARTICLE XI
CONDITIONS PRECEDENT

11.1 Effectiveness of this Agreement. This Agreement shall not become effective unless the Company has furnished to the Agent with sufficient copies for the Banks:

(a) Counterparts of this Agreement executed by the Company and the Banks.

(b) Copies of the Restated Articles of Incorporation of the Company, together with all amendments, certified by the Secretary or an Assistant Secretary of the Company, and a certificate of good standing, certified by the appropriate governmental officer in its jurisdiction of incorporation.

(c) Copies, certified by the Secretary or an Assistant Secretary of the Company, of its by-laws and of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Bank) authorizing the execution of the Credit Documents.

(d) An incumbency certificate, executed by the Secretary or an Assistant Secretary of the Company, which shall identify by name and title and bear the original or facsimile signature of the officers of the Company authorized to sign the Credit Documents and the officers or other employees authorized to make borrowings hereunder, upon which certificate the Banks shall be entitled to rely until informed of any change in writing by the Company.

(e) A certificate, signed by a Designated Officer of the Company, stating that on the Amendment Effective Date (i) no Default or Event of Default has occurred and is continuing and (ii) each representation or warranty contained in Article V is true and correct.

(f) A favorable opinion of James E. Brunner, Esq., General Counsel of the Company, as to the matters set forth in Exhibit A and as to such other matters as the Agent may reasonably request. Such opinion shall be addressed to the Agent, the LC Issuers and the Banks and shall be satisfactory in form and substance to the Agent.

(g) Evidence, in form and substance satisfactory to the Agent, that the Company has obtained all governmental approvals, if any, necessary for it to enter into the Credit Documents.

(h) Such other documents as any Bank or its counsel may have reasonably requested. It shall be a further condition precedent to the effectiveness of this Agreement that the Company shall have paid (i) to the Agent for the ratable account of the Banks then parties to the Existing Credit Agreement, all accrued and unpaid “Commitment Fees” and other “Obligations” (as such terms are defined in the Existing Credit Agreement immediately prior to the Amendment Effective Date) to but not including the Amendment Effective Date and all other expenses required to be paid on the Amendment Effective Date and (ii) to the Agent and the Arranger the fees required to be paid to them pursuant to the Proposal Letter.

11.2 Each Credit Extension. The Banks shall not be required to make any Credit Extension if on the applicable Borrowing Date, (i) any Default or Event of Default exists or would result from such Credit Extension, (ii) any representation or warranty contained in Article V is not true and correct as of such Borrowing Date, (iii) prior to the FMB Release Date, after giving effect to such Credit Extension the Aggregate Outstanding Credit Exposure would exceed the face amount of all Bonds or (iv) all legal matters incident to the making of such Credit Extension are not satisfactory to the Banks and their counsel; provided that, on any date following the Amendment Effective Date on which the ratings of the Senior Debt from Moody’s and S&P are Baa2 or higher and BBB or higher, respectively, the Company shall not be required to make the representation and warranty (x) regarding no Material Adverse Change set forth in Section 5.5 or (y) set forth in the first sentence of Section 5.6. Each Borrowing Notice and each request for issuance of a Facility LC shall constitute a representation and warranty by the Company that the conditions contained in clauses (i), (ii) and (iii) above will be satisfied on the relevant Borrowing Date. For the avoidance of doubt, the conversion or continuation of an Advance shall not be considered the making of a Credit Extension.

ARTICLE XII
GENERAL PROVISIONS

12.1 Successors and Assigns. (a) The terms and provisions of the Credit Documents shall be binding upon and inure to the benefit of the Company and the Banks and their respective successors and assigns, except that the Company shall not have the right to assign its rights under the Credit Documents. Any Bank may sell participations in all or a portion of its rights and obligations under this Agreement pursuant to clause (b) below and any Bank may assign all or any part of its rights and obligations under this Agreement pursuant to clause (c) below.

(b) Any Bank may sell participations to one or more banks or other entities (other than the Company and its Affiliates) (each a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its Outstanding Credit Exposure); provided that (i) such Bank’s obligations under this Agreement (including its Commitment to the Company hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of the Outstanding Credit Exposure of such Bank for all purposes of this Agreement and (iv) the Company shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Credit Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Banks pursuant to the terms of Section 10.1 or of any other Credit Document. The Company agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.10 in respect of its participating interest in amounts owing under the Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Credit Documents; provided that each Bank shall retain the right of setoff provided in Section 12.10 with respect to the amount of participating interests sold to each Participant. The Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.10, agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.11 as if each Participant were a Bank. The Company further agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.3, 4.4 and 4.5 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 12.1(c); provided that (i) a Participant shall not be entitled to receive any greater payment under Section 4.1, 4.3, 4.4 or 4.5 than the Bank that sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 4.5 to the same extent as if it were a Bank.

(c) Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more financial institutions or other Persons (other than the Company and its Affiliates) all or any part of its rights and obligations under this Agreement; provided that (i) unless such assignment is to another Bank, an Affiliate of such assigning Bank, or any direct or indirect contractual counterparty in any swap agreement relating to the Loans to the extent required in connection with the settlement of such Bank’s obligations pursuant thereto, such Bank has received the prior written consent of the Agent, the Company (so long as no Event of Default exists) and each LC Issuer, which consents of the Agent, the Company and the LC Issuers shall not be unreasonably withheld or delayed, and (ii) the minimum principal amount of any such assignment (other than assignments to a Federal Reserve Bank, to another Bank, to an Affiliate of such assigning Bank or any direct or indirect contractual counterparty in any swap agreement relating to the Loans to the extent required in connection with the settlement of such Bank’s obligations pursuant thereto) shall be $5,000,000 (or such lesser amount consented to by the Agent and, so long as no Event of Default shall be continuing, the Company, which consents shall not be unreasonably withheld or delayed); provided that after giving effect to such assignment the assigning Bank shall have a Commitment of not less than $5,000,000 (unless otherwise consented to by the Agent and, so long as no Event of Default shall be continuing, the Company), unless such assignment constitutes an assignment of all of the assigning Bank’s Commitment, Loans and other rights and obligations hereunder to a single assignee. Notwithstanding the foregoing sentence, (x) any Bank may at any time, without the consent of the Company, any LC Issuer or the Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such assignment shall release the transferor Bank from its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto; and (y) no assignment by a Bank to any Affiliate of such Bank shall release such Bank from its obligations hereunder unless (I) the Agent and, so long as no Event of Default exists, the Company have approved such assignment or (II) the creditworthiness of such Affiliate (as determined in accordance with customary standards of the banking industry) is no less than that of the assigning Bank.

(d) Any Bank may, in connection with any sale or participation or proposed sale or participation pursuant to this Section 12.1, disclose to the purchaser or participant or proposed purchaser or participant any information relating to the Company furnished to such Bank by or on behalf of the Company; provided that prior to any such disclosure of non-public information, the purchaser or participant or proposed purchaser or participant (which purchaser or participant is not an Affiliate of a Bank) shall agree to preserve the confidentiality of any confidential information (except any such disclosure as may be required by law or regulatory process) relating to the Company received by it from such Bank.

(e) Assignments under this Section 12.1 shall be made pursuant to an agreement (an “Assignment Agreement”) substantially in the form of Exhibit C hereto or in such other form as may be agreed to by the parties thereto and shall not be effective until a $3,500 fee has been paid to the Agent by the assignee, which fee shall cover the cost of processing such assignment; provided that such fee shall not be incurred in the event of an assignment by any Bank of all or a portion of its rights under this Agreement to (i) a Federal Reserve Bank, (ii) a Bank or an Affiliate of the assigning Bank or (iii) any direct or indirect contractual counterparty in any swap agreement relating to the Loans to the extent required in connection with the settlement of such Bank’s obligations pursuant thereto.

12.2 Survival of Representations. All representations and warranties of the Company contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

12.3 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no LC Issuer or Bank shall be obligated to extend credit to the Company in violation of any limitation or prohibition provided by any applicable statute or regulation.

12.4 Taxes. Any taxes (excluding income taxes) payable or ruled payable by any Federal or State authority in respect of the execution of the Credit Documents shall be paid by the Company, together with interest and penalties, if any.

12.5 Choice of Law. THE CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT AND THE COMPANY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF THE COMPANY, THE AGENT, THE LC ISSUERS AND THE BANKS HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN ANY ACTION OR ARISING HEREUNDER OR UNDER ANY CREDIT DOCUMENT.

12.6 Headings. Section headings in the Credit Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Credit Documents.

12.7 Entire Agreement. The Credit Documents embody the entire agreement and understanding between the Company, the LC Issuers, the Agent and the Banks and supersede all prior agreements and understandings between the Company, the LC Issuers, the Agent and the Banks relating to the subject matter thereof.

12.8 Expenses; Indemnification. The Company shall reimburse the Agent and the Arranger for (a) any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees, time charges and expenses of counsel for the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, review, execution, delivery, syndication, distribution (including via the internet), administration, amendment and modification of the Credit Documents and (b) any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees, time charges and expenses of counsel) paid or incurred by the Agent or the Arranger on its own behalf or on behalf of any LC Issuer or any Bank and, on or after the date upon which an Event of Default specified in Section 9.1(a) or 9.1(e) has occurred and is continuing, each Bank, in connection with the collection and enforcement of the Credit Documents. The Company further agrees to indemnify the Agent, the Arranger, each LC Issuer, each Bank and their respective Affiliates, and the directors, officers, employees and agents of the foregoing (all of the foregoing, the “Indemnified Persons), against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including all reasonable expenses of litigation or preparation therefor whether or not an Indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Credit Documents, the transactions contemplated hereby, the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, any actual or alleged presence or release of any Hazardous Substance on or from any property owned or operated by the Company or any Subsidiary or any Environmental Liability related in any way to the Company or any Subsidiary; provided that the Company shall not be liable to any Indemnified Person for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of such Indemnified Person. Without limiting the foregoing, the Company shall pay any civil penalty or fine assessed by the Office of Foreign Assets Control against any Indemnified Person, and all reasonable costs and expenses (including reasonable fees and expenses of counsel to such Indemnified Person) incurred in connection with defense thereof, as a result of any breach or inaccuracy of the representation made in Section 5.14. The obligations of the Company under this Section shall survive the termination of this Agreement.

12.9 Severability of Provisions. Any provision in any Credit Document that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Credit Documents are declared to be severable.

12.10 Setoff. In addition to, and without limitation of, any rights of the Banks under applicable law, if the Company becomes insolvent, however evidenced, or any Default or Event of Default occurs, any indebtedness from any Bank or any of its Affiliates to the Company (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Bank or such Affiliate, whether or not the Obligations, or any part hereof, shall then be due. The Company agrees that any purchaser or participant under Section 12.1 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such purchase or participation as if it were the direct creditor of the Company in the amount of such purchase or participation.

12.11 Ratable Payments. If any Bank, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure in a greater proportion than that received by any other Bank, such Bank agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Banks so that after such purchase each Bank will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Bank agrees, promptly upon demand, to take such action necessary such that all Banks share in the benefits of such collateral ratably in proportion to their respective Pro Rata Share of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

12.12 Nonliability. The relationship between the Company, on the one hand, and the Banks, the Arranger, the LC Issuers and the Agent, on the other hand, shall be solely that of borrower and lender. None of the Agent, the Arranger, any LC Issuer or any Bank shall have any fiduciary responsibilities to the Company. None of the Agent, the Arranger, any LC Issuer or any Bank undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company’s business or operations. The Company shall rely entirely upon its own judgment with respect to its business, and any review, inspection, supervision or information supplied to the Company by the Banks is for the protection of the Banks and neither the Company nor any third party is entitled to rely thereon. The Company agrees that none of the Agent, the Arranger, any LC Issuer or any Bank shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Credit Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. None of the Agent, the Arranger, any LC Issuer or any Bank shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Company in connection with, arising out of, or in any way related to the Credit Documents or the transactions contemplated thereby.

12.13 Other Agents. The Banks identified on the signature pages of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being a “Co-Syndication Agent” or the “Documentation Agent” (the “Other Agents”) shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, the Other Agents shall not have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on the Other Agents in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

12.14 USA Patriot Act. Each Bank hereby notifies the Company that pursuant to requirements of the USA Patriot Act, such Bank is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the USA Patriot Act.

12.15 Electronic Delivery.

(a) The Company shall use its commercially reasonable best efforts to transmit to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to this Agreement and the other Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding (i) any Borrowing Notice, Conversion/Continuation Notice or notice of prepayment, (ii) any notice of a Default or an Event of Default or (iii) any communication that is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Advance hereunder (all such non-excluded communications, collectively, “Communications”), in an electronic/soft medium in a format reasonably acceptable to the Agent to such e-mail address as designated by the Agent from time to time. In addition, the Company shall continue to provide Communications to the Agent or any Bank in the manner specified in this Agreement but only to the extent requested by the Agent or such Bank. Each Bank and the Company further agrees that the Agent may make Communications available to the Banks by posting Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”); provided, that upon written notice to the Agent and the Company, any Bank (such bank, a “Declining Bank”) may decline to receive Communications via the Platform and shall direct the Company to provide, and the Company shall so provide, such Communications to such Declining Bank by delivery to such Declining Bank’s address in accordance with Section 14.1. Subject to the conditions set forth in the proviso in the immediately preceding sentence, nothing in this Section 12.15 shall prejudice the right of the Agent to make Communications available to the Banks in any other manner specified herein.

(b) Each Bank (other than a Declining Bank) agrees that an e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in clause (c) below) specifying that a Communication has been posted to the Platform shall constitute effective delivery of such Communication to such Bank for purposes of this Agreement. Each Bank (other than a Declining Bank) agrees (i) to notify the Agent in writing (including by electronic communication) from time to time to ensure that the Agent has on record an effective e-mail address for such Bank to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(c) Each party hereto (other than a Declining Bank) agrees that any electronic Communication referred to in this Section 12.15 shall be deemed delivered upon the posting of a record of such Communication as “sent” in the e-mail system of the sending party or, in the case of any such Communication to the Agent, upon the posting of a record of such Communication as “received” in the e-mail system of the Agent, provided that if such Communication is not so received by a Person during the normal business hours of such Person, such Communication shall be deemed delivered at the opening of business on the next business day for such Person.

(d) Each party hereto acknowledges that the distribution of material through an electronic medium is not necessarily secure and there are confidentiality and other risks associated with such distribution.

(e) EACH PARTY HERETO FURTHER ACKNOWLEDGES AND AGREES THAT:

(i) NONE OF THE AGENT OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) WARRANTS THE ADEQUACY OF THE PLATFORM OR THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATION, AND EACH AGENT PARTY EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATION; AND

(ii) NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH ANY COMMUNICATION OR THE PLATFORM.

12.16 Amendment and Restatement. The amendment and restatement of the Existing Credit Agreement pursuant to this Agreement shall be effective as of the Amendment Effective Date, subject to the satisfaction of the conditions precedent set forth in Section 11.1. This Agreement shall amend and restate in its entirety the Existing Credit Agreement and shall have the effect of a substitution of terms of the Existing Credit Agreement, but this Agreement will not have the effect of causing a novation, refinancing or other repayment of the Original Obligations or a termination or extinguishment of the Liens securing such Original Obligations, which Original Obligations shall remain outstanding and repayable pursuant to the terms of this Agreement and which Liens shall remain attached, enforceable and perfected securing such Original Obligations and all additional obligations arising under this Agreement. Each reference to the Existing Credit Agreement in any of the Credit Documents, or any other document, instrument or agreement delivered in connection therewith, shall mean and be a reference to this Agreement.

12.17 Confidentiality. Each of the Agent, the LC Issuers and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, any LC Issuer or any Bank on a non-confidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company, its Subsidiaries or their business, other than any such information that is available to the Agent, any LC Issuer or any Bank on a non-confidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

ARTICLE XIII
THE AGENT

13.1 Appointment. Union Bank is hereby appointed Agent hereunder, and each of the Banks irrevocably authorizes the Agent to act as the contractual representative on behalf of such Bank. The Agent agrees to act as such upon the express conditions contained in this Article XIII. The Agent shall not have a fiduciary relationship in respect of any Bank by reason of this Agreement.

13.2 Powers. The Agent shall have and may exercise such powers hereunder as are specifically delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent shall not have any implied duties to the Banks or any obligation to the Banks to take any action hereunder except any action specifically provided by this Agreement to be taken by the Agent.

13.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or willful misconduct.

13.4 No Responsibility for Recitals, Etc. The Agent shall not be responsible to the Banks for any recitals, reports, statements, warranties or representations herein or in any Credit Document or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement.

13.5 Action on Instructions of Banks. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Credit Document in accordance with written instructions signed by the Majority Banks (or all of the Banks if required by Section 10.1), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. The Banks hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in writing to do so by the Majority Banks. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

13.6 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder by or through employees, agents and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder.

13.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

13.8 Agent’s Reimbursement and Indemnification. The Banks agree to reimburse and indemnify the Agent (in the Agent’s capacity as Agent) ratably in accordance with their respective Pro Rata Shares (i) for any amounts not reimbursed by the Company for which the Agent (in the Agent’s capacity as Agent) is entitled to reimbursement by the Company under the Credit Documents, (ii) for any other expenses reasonably incurred by the Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Credit Documents, and for which the Agent (in the Agent’s capacity as Agent) is not entitled to reimbursement by the Company under the Credit Documents, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other document delivered in connection with this Agreement or the transactions contemplated hereby or the enforcement of any of the terms hereof or of any such other documents, and for which the Agent is not entitled to reimbursement by the Company under the Credit Documents; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

13.9 Rights as a Bank. With respect to its Commitment and any Credit Extension made by it, the Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include Union Bank in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Company or any Subsidiary as if it were not the Agent.

13.10 Bank Credit Decision. (a) Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

(b) Without limiting clause (a) above, each Bank acknowledges and agrees that neither such Bank nor any of its Affiliates, participants or assignees may rely on the Agent to carry out such Bank’s or other Person’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as amended or replaced, the “CIP Regulations”), or any other applicable law, rule, regulation or order of any governmental authority, including any program involving any of the following items relating to or in connection with the Company or any of its Subsidiaries or Affiliates or agents, the Credit Documents or the transactions contemplated hereby: (i) any identity verification procedure; (ii) any recordkeeping; (iii) any comparison with a government list; (iv) any customer notice or (v) any other procedure required under the CIP Regulations or such other law, rule, regulation or order.

(c) Within ten (10) days after the date of this Agreement and at such other times as are required under the USA Patriot Act, each Bank and each assignee and participant that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent a certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying as to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations.

13.11 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Company, and the Agent may be removed at any time with or without cause by written notice received by the Agent from the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint, on behalf of the Banks, a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of resignation, then the retiring Agent may appoint, on behalf of the Banks, a successor Agent. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

13.12 Agent and Arranger Fees. The Company agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Company, the Agent and the Arranger pursuant to the proposal letter agreement, dated as of June 10, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Proposal Letter”), or as otherwise agreed from time to time.

ARTICLE XIV
NOTICES

14.1 Giving Notice. Except as otherwise permitted by Section 2.13(e) with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Company or the Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for such purpose by notice to the Agent and the Company in accordance with the provisions of this Section 14.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

14.2 Change of Address. The Company, the Agent, any LC Issuer and any Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV
COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Company, the Agent, the LC Issuers and the Banks and each party has notified the Agent by facsimile or telephone that it has taken such action.

ARTICLE XVI
RELEASE OF BONDS

The Agent will release the Bonds without any further action or consent by the Banks, and deliver, at the Company’s expense, such documents to the Company or the trustee under the Indenture as the Company may reasonably require to evidence such release, upon written request by the Company accompanied by a certificate of a Designated Officer certifying that (a) no Default or Event of Default exists prior to or after giving effect to such release and (b) at least two of the three then current ratings of the Company’s senior unsecured long-term debt (without third-party credit enhancement) are as follows: (i) Baa2 or higher in the case of Moody’s, (ii) BBB or higher in the case of S&P and (iii) BBB or higher in the case of Fitch.

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IN WITNESS WHEREOF, the Company, the Banks, the LC Issuers and the Agent have executed this Agreement as of the date first above written.

CONSUMERS ENERGY COMPANY
By: /s/ Laura L Mountcastle

Name: Laura L. Mountcastle Title: Vice President & Treasurer
Address:
One Energy Plaza Jackson, MI 49201 Attention: Beverly S. Burger Facsimile No.: (517) 788-0412 Confirmation (Phone) No: (517) 788-2541 E-Mail Address: bsburger@cmsenergy.com

UNION BANK, N.A., as Agent and as a Bank
By: /s/ Jeffrey Fesenmaier

Name: Jeffrey Fesenmaier Title: Vice President
Address:

445 South Figueroa Street
Los Angeles, CA 90071
Attention: Kevin Zitar, Senior Vice President
Facsimile No.: (213) 236-4096
Confirmation (Phone) No.: (213) 236-5503
E-Mail Address: kevin.zitar@uboc.com

Barclays Bank PLC, as a Bank
By: /s/ Alicia Borys

Name: Alicia Borys Title: Assistant Vice President

The Royal Bank of Scotland plc, as a Bank
By: /s/ Emily Freedman

Name: Emily Freedman Title: Vice President

Deutsche Bank Trust Company Americas, as a Bank
By: /s/ Marcus M. Tarkington

Name: Marcus M. Tarkington Title: Director

By: /s/ Paul O’Leary — Name: Paul O’Leary Title: Director

BNP Paribas, as a Bank
By: /s/ Pasquale A. Perraglia IV

Name: Pasquale A. Perraglia IV Title: Vice President

By: /s/ Denis O’Meara

Name: DENIS O’MEARA Title: Managing Director

Citibank, N.A., as a Bank
By: /s/ Todd C. Davis

Name: Todd C. Davis Title: Vice President

Comerica Bank, as a Bank
By: /s/ Blake Arnett

Name: Blake Arnett Title: Vice President

JPMorgan Chase Bank, N.A., as a Bank
By: /s/ Nancy R. Barwig

Name: Nancy R. Barwig Title: Vice President

National City Bank, as a Bank
By: /s/ Arthur F. Gray

Name: Arthur F. Gray Title: Senior Vice President

UBS Loan Finance LLC, as a Bank
By: /s/ Marie Haddad

Name: Marie Haddad Title: Associate Director

By: /s/ Irja R. Otsa

Name: Irja R. Otsa Title: Associate Director

U.S. Bank National Association, as a Bank
By: /s/ Paul R. Morrison

Name: Paul R. Morrison Title: Managing Director

EXHIBIT A

REQUIRED OPINIONS FROM

JAMES E. BRUNNER, ESQ.

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan.

2. The execution and delivery of the Credit Documents by the Company and the performance by the Company of the Obligations have been duly authorized by all necessary corporate action and proceedings on the part of the Company and will not:

(a) contravene the Company’s Restated Articles of Incorporation, as amended, or bylaws;

(b) contravene any law or any contractual restriction imposed by any indenture or any other agreement or instrument evidencing or governing indebtedness for borrowed money of the Company (including but not limited to the Company Indentures (as defined below)); or

(c) result in or require the creation of any Lien upon or with respect to any of the Company’s properties except the lien of the Indenture securing the Bonds and any Lien in favor of the Agent on the Facility LC Collateral Account or any funds therein.

As used in this paragraph 2, “Company Indentures” means collectively, (i) the Indenture dated as of January 1, 1996, as supplemented and amended from time to time, between the Company (formerly known as Consumers Power Company) and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, and (ii) the Indenture dated as of February 1, 1998, as supplemented and amended from time to time, between the Company and The Bank of New York Mellon (successor trustee to JPMorgan Chase Bank, N.A.), as Trustee.

3. The Credit Documents have been duly executed and delivered by the Company.

4. To the best of my knowledge, there is no pending or threatened action or proceeding against the Company or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator (except (i) to the extent described in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended June 30, 2009, in each case as filed with the SEC, and (ii) such other similar actions, suits and proceedings predicated on the occurrence of the same events giving rise to any actions, suits and proceedings described in the reports filed with the SEC set forth in clause (i) of this paragraph 4) which might reasonably be expected to materially adversely affect the financial condition or results of operations of the Company and its Consolidated Subsidiaries, taken as a whole, or that would materially adversely affect the Company’s ability to perform its obligations under any Credit Document. To the best of my knowledge, there is no litigation challenging the validity or the enforceability of any of the Credit Documents.

5. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of any Credit Document, except for the authorization to issue, sell or guarantee secured and/or unsecured short-term debt granted by the Federal Energy Regulatory Commission in Docket No. ES08-47-000 (hereinafter the “FERC Order”). The FERC Order is in full force and effect as of the date hereof.

6. The Bonds executed in connection with the Existing Credit Agreement (a) are in due and proper form, (b) evidence and secure the Obligations owing under the Agreement and (c) are valid and enforceable obligations of the Company in accordance with their terms, secured by the lien of the Indenture on an equal and ratable basis with all other bonds issued thereunder and otherwise entitled to the benefits provided by the Indenture.

7. The Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and the execution and delivery of the Supplemental Indenture will not cause the Indenture to not be so qualified.

8. The Company is not an “investment company” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

9. In a properly presented case, a Michigan court or a federal court applying Michigan choice of law rules should give effect to the choice of law provisions of the Agreement and should hold that the Agreement is to be governed by the laws of the State of New York rather than the laws of the State of Michigan, except in the case of those provisions set forth in the Agreement the enforcement of which would contravene a fundamental policy of the State of Michigan. In the course of our review of the Agreement, nothing has come to my attention to indicate that any of such provisions would do so. Notwithstanding the foregoing, even if a Michigan court or a federal court holds that the Agreement is to be governed by the laws of the State of Michigan, the Agreement constitutes a legal, valid and binding obligation of the Company, enforceable under Michigan law (including usury provisions) against the Company in accordance with its terms, subject to (a) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

I,       ,        of Consumers Energy Company, a Michigan corporation (the “Company”), DO HEREBY CERTIFY in connection with the Amended and Restated Revolving Credit Agreement, dated as of August 18, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as so defined), among the Company, various financial institutions and Union Bank, N.A., as Agent, that:

Article VIII of the Credit Agreement provides that the Company shall: “At all times, maintain a ratio of Total Consolidated Debt to Total Consolidated Capitalization of not greater than 0.70 to 1.0.”

The following calculations are made in accordance with the definitions of Total Consolidated Debt and Total Consolidated Capitalization in the Credit Agreement and are correct and accurate as of      ,       :

A. Total Consolidated Debt

	(a) Indebtedness for borrowed money	$

plus	(b) Indebtedness for deferred purchase price of property/services	(+) $

plus
(c)  Liabilities for accumulated funding deficiencies (prior to the effectiveness of the applicable provisions of the Pension Protection
Act of 2006 with respect to a Plan) and liabilities for failure to make a payment required to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA (on and
after the effectiveness of the applicable provisions of the Pension
Protection Act of 2006 with respect to a Plan).
(+)$

plus	(d) Liabilities in connection with withdrawal liability under ERISA	(+)$

plus	(e) Obligations under acceptance facilities	(+)$

plus	(f) Obligations under Capital Leases	(+)$

plus	(g) Obligations under interest rate swap, “cap”, “collar” or other hedging agreement	(+)$

plus	(h) Guaranties, endorsements and other contingent obligations	(+)$

minus	(i) Principal amount of any Securitized Bonds	(-) $

minus	(j) Junior Subordinated Debt owned by any Hybrid Equity Securities Subsidiary or Hybrid Preferred Securities Subsidiary	(-)$

minus	(k) Hybrid Equity Securities and Hybrid Preferred Securities outstanding as of December 31, 2002 (including subordinated guaranties by the Company of payments with respect thereto)	(-)$

minus	(l) Agreed upon percentage of Net Proceeds from issuance of hybrid debt/equity securities (other than Junior Subordinated Debt, Hybrid Equity Securities and Hybrid Preferred Securities)	(-)$

minus	(m) Liabilities on the Company’s balance sheet resulting from the disposition of the Palisades Nuclear Plant	(-)$

Minus	(n) Obligations of the Company and its Consolidated Subsidiaries of the type described in Section 1.3 of the Credit Agreement	(-)$

Minus	(o) Debt of Affiliates of the Company of the type described in clause (vii) of the definition of “Total Consolidated Debt”	(-)$

minus	(p) Debt of the Company and its Affiliates that is re-categorized as such from certain lease obligations pursuant to Emerging Issues Task Force Issue 01-8	(-)$

minus	(q) Non-cash obligations resulting from the adoption of FASB No. 158 to the extent such obligations are required to be treated as debt	(-)$

	Total	$

B.	Total Consolidated Capitalization:

	(a) Total Consolidated Debt	$

plus	(b) The sum of Items A(j), A(k), A(l), A(n) and A(o) above[1]	(+)$

plus	(c) Equity of common stockholders	(+)$

plus	(d) Equity of preference stockholders	(+)$

plus	(e) Equity of preferred stockholders	(+)$

	Total	$

C.	Debt to Capital Ratio	to 1.00

(total of A divided by total of B)

1. In the case of securities of the type described in A(k) and A(l), only to the extent such securities have been deemed to be equity pursuant to Financial Accounting Standards Board Statement No. 150.

IN WITNESS WHEREOF, I have signed this Certificate this        day of       ,       .

Name:
Title:

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Revolving Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including any letters of credit and guaranties included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.  Assignor:

2. Assignee: [and is an Affiliate of Assignor]

3.  Borrower:  Consumers Energy Company

4.  Agent:  Union Bank, N.A., as the Agent under the Credit Agreement.

5. Credit Agreement: Amended and Restated Revolving Credit Agreement, dated as of August 18, 2009, among Consumers Energy Company, the Banks party thereto, and Union Bank, N.A., as Agent.

6. Assigned Interest:

	Aggregate Amount of	Amount of	Percentage Assigned of
	Commitment/Outstanding	Commitment/Outstanding	Commitment/Outstanding
Facility Assigned	Credit Exposure for	Credit Exposure	Credit
	all Banks[1]	Assigned[1]	Exposure[2]
	$	$	%

	$	$	%

	$	$	%

1.	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2.	Set forth, to at least 9 decimals, as a percentage of the Commitment/Outstanding Credit Exposure of all Banks thereunder.

7. Trade Date: 3

Effective Date:              , 20       [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

3. Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Name:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Name:

Title:

[Consented to and] 4 Accepted:

UNION BANK, N.A., as Agent

By:
Name:
Title:

[Consented to:] 5

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

4.	To be added only if the consent of the Agent is required by the terms of the Amended and Restated Credit Agreement.

5. To be added only if the consent of the Company and/or other parties (e.g., the LC Issuers) is required by the terms of the Credit Agreement.

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document, (v) inspecting any of the property, books or records of the Company, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Credit Extensions or the Credit Documents.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Credit Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Bank, and (vii) attached as Schedule 2 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (c) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, Reimbursement Obligations, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

SCHEDULE 1

TO

TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION AGREEMENT

Administrative Questionnaire

For Form, call Brian Zimmer at (213) 236-7201 or Tawny Palovchik at (213) 236-5414
SCHEDULE 2

TO

TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION AGREEMENT

US and Non-US Tax Information Reporting Requirements

EXHIBIT D

TERMS OF SUBORDINATION

[JUNIOR SUBORDINATED DEBT]

ARTICLE ____
SUBORDINATION

Section       .1. Applicability of Article; Securities Subordinated to Senior Indebtedness.

(a) This Article        shall apply only to the Securities of any series which, pursuant to Section       , are expressly made subject to this Article. Such Securities are referred to in this Article        as “Subordinated Securities.”

(b) The Issuer covenants and agrees, and each Holder of Subordinated Securities by his acceptance thereof likewise covenants and agrees, that the indebtedness represented by the Subordinated Securities and the payment of the principal and interest, if any, on the Subordinated Securities is subordinated and subject in right, to the extent and in the manner provided in this Article, to the prior payment in full of all Senior Indebtedness.

“Senior Indebtedness” means the principal of and premium, if any, and interest on the following, whether outstanding on the date hereof or thereafter incurred, created or assumed: (i) indebtedness of the Issuer for money borrowed by the Issuer (including purchase money obligations) or evidenced by debentures (other than the Subordinated Securities), notes, bankers’ acceptances or other corporate debt securities, or similar instruments issued by the Issuer; (ii) all capital lease obligations of the Issuer; (iii) all obligations of the Issuer issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Issuer and all obligations of the Issuer under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) obligations with respect to letters of credit; (v) all indebtedness of others of the type referred to in the preceding clauses (i) through (iv) assumed by or guaranteed in any manner by the Issuer or in effect guaranteed by the Issuer; (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Issuer (whether or not such obligation is assumed by the Issuer), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Securities, as the case may be, including all other debt securities and guaranties in respect of those debt securities, issued to any other trusts, partnerships or other entities affiliated with the Issuer which act as a financing vehicle of the Issuer in connection with the issuance of preferred securities by such entity or other securities which rank pari passu with, or junior to, the Preferred Securities, and (2) any indebtedness between or among the Issuer and its affiliates; and/or (vii) renewals, extensions or refundings of any of the indebtedness referred to in the preceding clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Subordinated Securities.

This Article shall constitute a continuing obligation to all Persons who, in reliance upon such provisions become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are made obligees hereunder and they and/or each of them may enforce such provisions.

Section       .2. Issuer Not to Make Payments with Respect to Subordinated Securities in Certain Circumstances.

(a) Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, all principal thereof and premium and interest thereon shall first be paid in full, or such payment duly provided for in cash in a manner satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of the principal of, or interest on, Subordinated Securities or to acquire any Subordinated Securities or on account of any sinking fund provisions of any Subordinated Securities (except payments made in capital stock of the Issuer or in warrants, rights or options to purchase or acquire capital stock of the Issuer, sinking fund payments made in Subordinated Securities acquired by the Issuer before the maturity of such Senior Indebtedness, and payments made through the exchange of other debt obligations of the Issuer for such Subordinated Securities in accordance with the terms of such Subordinated Securities, provided that such debt obligations are subordinated to Senior Indebtedness at least to the extent that the Subordinated Securities for which they are exchanged are so subordinated pursuant to this Article      ).

(b) Upon the happening and during the continuation of any default in payment of the principal of, or interest on, any Senior Indebtedness when the same becomes due and payable or in the event any judicial proceeding shall be pending with respect to any such default, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no payment shall be made by the Issuer with respect to the principal of, or interest on, Subordinated Securities or to acquire any Subordinated Securities or on account of any sinking fund provisions of Subordinated Securities (except payments made in capital stock of the Issuer or in warrants, rights, or options to purchase or acquire capital stock of the Issuer, sinking fund payments made in Subordinated Securities acquired by the Issuer before such default and notice thereof, and payments made through the exchange of other debt obligations of the Issuer for such Subordinated Securities in accordance with the terms of such Subordinated Securities, provided that such debt obligations are subordinated to Senior Indebtedness at least to the extent that the Subordinated Securities for which they are exchanged are so subordinated pursuant to this Article       ).

(c) In the event that, notwithstanding the provisions of this Section       .2, the Issuer shall make any payment to the Trustee on account of the principal of or interest on Subordinated Securities, or on account of any sinking fund provisions of such Subordinated Securities, after the maturity of any Senior Indebtedness as described in Section       .2(a) above or after the happening of a default in payment of the principal of or interest on any Senior Indebtedness as described in Section       .2(b) above, then, unless and until all Senior Indebtedness which shall have matured, and all premium and interest thereon, shall have been paid in full (or the declaration of acceleration thereof shall have been rescinded or annulled), or such default shall have been cured or waived or shall have ceased to exist, such payment (subject to the provisions of Sections       .6 and       .7) shall be held by the Trustee, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of such Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by them) or their representative or the trustee under the indenture or other agreement (if any) pursuant to which such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all such Senior Indebtedness remaining unpaid to the extent necessary to pay the same in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. The Issuer shall give prompt written notice to the Trustee of any default in the payment of principal of or interest on any Senior Indebtedness.

Section       .3. Subordinated Securities Subordinated to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of Issuer. Upon any distribution of assets of the Issuer in any dissolution, winding up, liquidation or reorganization of the Issuer (whether voluntary or involuntary, in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(a) the holders of all Senior Indebtedness shall first be entitled to receive payments in full of the principal thereof and premium and interest due thereon, or provision shall be made for such payment, before the Holders of Subordinated Securities are entitled to receive any payment on account of the principal of or interest on such Subordinated Securities;

(b) any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities (other than securities of the Issuer as reorganized or readjusted or securities of the Issuer or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Article      with respect to Subordinated Securities, to the payment in full without diminution or modification by such plan of all Senior Indebtedness), to which the Holders of Subordinated Securities or the Trustee on behalf of the Holders of Subordinated Securities would be entitled except for the provisions of this Article        shall be paid or delivered by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representative, or to the trustee under any indenture under which Senior Indebtedness may have been issued (pro rata as to each such holder, representative or trustee on the basis of the respective amounts of unpaid Senior Indebtedness held or represented by each), to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution or provision thereof to the holders of such Senior Indebtedness; and

(c) in the event that notwithstanding the foregoing provisions of this Section       .3, any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities (other than securities of the Issuer as reorganized or readjusted or securities of the Issuer or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Article        with respect to Subordinated Securities, to the payment in full without diminution or modification by such plan of all Senior Indebtedness), shall be received by the Trustee or the Holders of the Subordinated Securities on account of principal of or interest on the Subordinated Securities before all Senior Indebtedness is paid in full, or effective provision made for its payment, such payment or distribution (subject to the provisions of Section       .6 and       .7) shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative, or to the trustee under any indenture under which such Senior Indebtedness may have been issued (pro rata as provided in clause (b) above), for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

The Issuer shall give prompt written notice to the Trustee of any dissolution, winding up, liquidation or reorganization of the Issuer.

The consolidation of the Issuer with, or the merger of the Issuer into, another corporation or the liquidation or dissolution of the Issuer following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Article        hereof shall not be deemed a dissolution, winding up, liquidation or reorganization for the purposes of this Section       .3 if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated such in Article       .

Section       .4. Holders of Subordinated Securities to be Subrogated to Right of Holders of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the Holders of Subordinated Securities shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Issuer applicable to the Senior Indebtedness until all amounts owing on Subordinated Securities shall be paid in full, and for the purposes of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Issuer or by or on behalf of the Holders of Subordinated Securities by virtue of this Article        which otherwise would have been made to the Holders of Subordinated Securities shall, as between the Issuer, its creditors other than holders of Senior Indebtedness and the Holders of Subordinated Securities, be deemed to be payment by the Issuer to or on account of the Senior Indebtedness, it being understood that the provisions of this Article        are and are intended solely for the purpose of defining the relative rights of the Holders of the Subordinated Securities, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Section       .5. Obligation of the Issuer Unconditional. Nothing contained in this Article        or elsewhere in this Indenture or in any Subordinated Security is intended to or shall impair, as among the Issuer, its creditors other than holders of Senior Indebtedness and the Holders of Subordinated Securities, the obligation of the Issuer, which is absolute and unconditional, to pay to the Holders of Subordinated Securities the principal of, and interest on, Subordinated Securities as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of Subordinated Securities and creditors of the Issuer other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or the Holder of any Subordinated Security from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article        of the holders of Senior Indebtedness in respect of cash, property or securities of the Issuer received upon the exercise of any such remedy. Upon any payment or distribution of assets of the Issuer referred to in this Article       , the Trustee and Holders of Subordinated Securities shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or, subject to the provisions of Section       and       , a certificate of the receiver, trustee in bankruptcy, liquidating trustee or agent or other Person making such payment or distribution to the Trustee or the Holders of Subordinated Securities, for the purposes of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article       .

Nothing contained in this Article        or elsewhere in this Indenture or in any Subordinated Security is intended to or shall affect the obligation of the Issuer to make, or prevent the Issuer from making, at any time except during the pendency of any dissolution, winding up, liquidation or reorganization proceeding, and, except as provided in subsections (a) and (b) of Section       .2, payments at any time of the principal of, or interest on, Subordinated Securities.

Section       .6. Trustee Entitled to Assume Payments Not Prohibited in Absence of Notice. The Issuer shall give prompt written notice to the Trustee of any fact known to the Issuer which would prohibit the making of any payment or distribution to or by the Trustee in respect of the Subordinated Securities. Notwithstanding the provisions of this Article        or any provision of this Indenture, the Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment or distribution to or by the Trustee, unless at least two Business Days prior to the making of any such payment, the Trustee shall have received written notice thereof from the Issuer or from one or more holders of Senior Indebtedness or from any representative thereof or from any trustee therefor, together with proof satisfactory to the Trustee of such holding of Senior Indebtedness or of the authority of such representative or trustee; and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Sections        and       , shall be entitled to assume conclusively that no such facts exist. The Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a representative or trustee on behalf of the holder) to establish that such notice has been given by a holder of Senior Indebtedness (or a representative of or trustee on behalf of any such holder). In the event that the Trustee determines, in good faith, that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payments or distribution pursuant of this Article       , the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, as to the extent to which such Person is entitled to participate in such payment or distribution, and as to other facts pertinent to the rights of such Person under this Article       , and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The Trustee, however, shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and nothing in this Article        shall apply to claims of, or payments to, the Trustee under or pursuant to Section      .

Section       .7. Application by Trustee of Monies or Government Obligations Deposited with It. Money or Government Obligations deposited in trust with the Trustee pursuant to and in accordance with Section        shall be for the sole benefit of Securityholders and, to the extent allocated for the payment of Subordinated Securities, shall not be subject to the subordination provisions of this Article       , if the same are deposited in trust prior to the happening of any event specified in Section       .2. Otherwise, any deposit of monies or Government Obligations by the Issuer with the Trustee or any paying agent (whether or not in trust) for the payment of the principal of, or interest on, any Subordinated Securities shall be subject to the provisions of Section       .1,       .2 and       .3 except that, if prior to the date on which by the terms of this Indenture any such monies may become payable for any purposes (including, without limitation, the payment of the principal of, or the interest, if any, on any Subordinated Security) the Trustee shall not have received with respect to such monies the notice provided for in Section       .6, then the Trustee or the paying agent shall have full power and authority to receive such monies and Government Obligations and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such date. This Section       .7 shall be construed solely for the benefit of the Trustee and paying agent and, as to the first sentence hereof, the Securityholders, and shall not otherwise effect the rights of holders of Senior Indebtedness.

Section       .8. Subordination Rights Not Impaired by Acts or Omissions of Issuer or Holders of Senior Indebtedness. No rights of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or by any act or failure to act, in good faith, by any such holders or by any noncompliance by the Issuer with the terms of this Indenture, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of the Issuer may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Subordinated Securities, without incurring responsibility to the Holders of the Subordinated Securities and without impairing or releasing the subordination provided in this Article        or the obligations hereunder of the Holders of the Subordinated Securities to the holders of such Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness; (iii) release any Person liable in any manner for the collection for such Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Issuer, as the case may be, and any other Person.

Section       .9. Securityholders Authorize Trustee to Effectuate Subordination of Securities. Each Holder of Subordinated Securities by his acceptance thereof authorizes and expressly directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article        and appoints the Trustee his attorney-in-fact for such purpose, including in the event of any dissolution, winding up, liquidation or reorganization of the Issuer (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) the immediate filing of a claim for the unpaid balance of his Subordinated Securities in the form required in said proceedings and causing said claim to be approved. If the Trustee does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of Senior Indebtedness have the right to file and are hereby authorized to file an appropriate claim for and on behalf of the Holders of said Subordinated Securities.

Section       .10. Right of Trustee to Hold Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all of the rights set forth in this Article        in respect of any Senior Indebtedness at any time held by it to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall be construed to deprive the Trustee of any of its rights as such holder.

With respect to the holders of Senior Indebtedness of the Issuer, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article       , and no implied covenants or obligations with respect to the holders of such Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of such Senior Indebtedness and, subject to the provisions of Sections       .2 and       .3, the Trustee shall not be liable to any holder of such Senior Indebtedness if it shall pay over or deliver to Holders of Subordinated Securities, the Issuer or any other Person money or assets to which any holder of such Senior Indebtedness shall be entitled by virtue of this Article        or otherwise.

Section       .11. Article        Not to Prevent Events of Defaults. The failure to make a payment on account of principal or interest by reason of any provision in this Article        shall not be construed as preventing the occurrence of an Event of Default under Section       .

EXHIBIT E

TERMS OF SUBORDINATION

[GUARANTY OF HYBRID EQUITY SECURITIES/HYBRID PREFERRED SECURITIES]

SECTION       . This Guarantee will constitute an unsecured obligation of the Guarantor and will rank subordinate and junior in right of payment to all other liabilities of the Guarantor and pari passu with any guarantee now or hereafter entered into by the Guarantor in respect of the securities representing common beneficial interests in the assets of the Issuer or of any preferred or preference stock of any affiliate of the Guarantor.

SCHEDULE 1

PRICING SCHEDULE

The Applicable Margin shall be determined pursuant to the table below.

Specified Rating	A-/A-/A3	BBB+/BBB+/Baa1	BBB/BBB/Baa2	BBB-/BBB-/Baa3	BB+/BB+/Ba1 or lower

Commitment Fee Rate	0.40%	0.50%	0.75%	1.00%	1.25%

Applicable Margin for Eurodollar Loans	2.50%	3.00%	3.50%	4.00%	4.50%

Applicable Margin for ABR Loans	1.50%	2.00%	2.50%	3.00%	3.50%

For purposes of the foregoing:

The “Rating” from S&P, Fitch or Moody’s shall mean (a) at any time prior to the FMB Release Date, the rating issued by such rating agency and then in effect with respect to the Senior Debt, and (b) at any time thereafter, the rating issued by such rating agency and then in effect with respect to the Company’s senior unsecured long-term debt (without credit enhancement).

(a) If each of S&P, Fitch and Moody’s shall issue a Rating, the Specified Rating shall be (i) if two of such Ratings are the same, such Ratings; and (ii) if all such Ratings are different, the middle of such Ratings.

(b) If only two of S&P, Fitch and Moody’s shall issue a Rating, the Specified Rating shall be the higher of such Ratings; provided that if a split of greater than one ratings category occurs between such Ratings, the Specified Rating shall be the ratings category that is one category below the higher of such Ratings.

(c) If only one of S&P, Fitch and Moody’s shall issue a Rating, the Specified Rating shall be such Rating.

(d) If none of S&P, Fitch and Moody’s shall issue a Rating, the Specified Rating shall be BB+/BB+/Ba1.

SCHEDULE 2

COMMITMENT SCHEDULE

BANK	COMMITMENT
Union Bank, N.A.	$15,000,000.00

Barclays Bank PLC	$13,500,000.00

The Royal Bank of Scotland plc	$13,500,000.00

Deutsche Bank Trust Company Americas	$13,500,000.00

BNP Paribas	$13,500,000.00

Citibank, N.A.	$13,500,000.00

Comerica Bank	$13,500,000.00

JPMorgan Chase Bank, N.A.	$13,500,000.00

National City Bank	$13,500,000.00

UBS Loan Finance LLC	$13,500,000.00

U.S. Bank National Association	$13,500,000.00

AGGREGATE COMMITMENT	$150,000,000.00